Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

KBL MERGER CORP. IV

KBL MERGER SUB, INC.

CANNBIORX LIFE SCIENCES CORP.

KATEXCO PHARMACEUTICALS CORP.

CANNBIOREX PHARMACEUTICALS CORP.

180 THERAPEUTICS L.P.

AND, in his capacity as the Stockholder Representative

LAWRENCE PEMBLE

DATED AS OF JULY 25, 2019

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A	Form of Company Voting Agreement
Exhibit B	Form of Company Lock-up Agreement
Exhibit C	Form of Backstop Agreement
Exhibit D	Form of Krauss Employment Agreement
Exhibit E	Form of Hornig Employment Agreement
Exhibit F	Form of Hwang Employment Agreement
Exhibit G	Form of Company Charter
Exhibit H	Form of Company Bylaws

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 25, 2019, is made by and among CannBioRx Life Sciences Corp., a Delaware corporation (the “Company”), Katexco Pharmaceuticals Corp., a British Columbia corporation (“Katexco”), CannBioRex Pharmaceuticals Corp., a British Columbia corporation (“CBR Pharma”), 180 Therapeutics L.P., a Delaware limited partnership (“180” and together with Katexco and CBR Pharma, the “Company Subsidiaries”), KBL Merger Corp. IV, a Delaware corporation (“KBL”), KBL Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Lawrence Pemble, in his capacity as representative of the Company Stockholders and the stockholders of the Company Subsidiaries (the “Stockholder Representative”). The Company, the Company Subsidiaries, KBL, Merger Sub and the Stockholder Representative shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, on July 16, 2019, the Company and the Company Subsidiaries engaged in a corporate restructuring (the “Reorganization”), pursuant to which 180 became a direct wholly-owned subsidiary of the Company, and Katexco and CBR Pharma became indirect wholly-owned subsidiaries of the Company;

WHEREAS, KBL and the Company intend to merge Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) and upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of KBL;

WHEREAS, for U.S. federal income tax purposes, KBL, Merger Sub and the Company intend that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) this Agreement will constitute a “plan of reorganization” for purposes of Section 354 and 361 of the Code, and within the meaning of Section 1.368-2(g) of the Treasury Regulations, and KBL and the Company shall file the statement required by Section 1.368-3(a) of the Treasury Regulations, and (iii) KBL, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

WHEREAS, the KBL Board (i) has determined that the Merger is advisable and in the best interests of KBL and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of the Transaction Shares to the Company Stockholders pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholders of KBL vote to approve the issuance of the Transaction Shares to the Company Stockholders pursuant to the terms of this Agreement, and such other actions as contemplated by this Agreement;

WHEREAS, the Merger Sub Board (i) has determined that the Merger is advisable and in the best interests of Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the sole stockholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement;

WHEREAS, the Company Board (i) has determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the Company Stockholders;

WHEREAS, in order to induce KBL and Merger Sub to enter into this Agreement and to cause the Merger to be consummated, the executive officers and directors of each of the Company and the Company Subsidiaries and certain Company Stockholders and stockholders of the Company Subsidiaries, in each case listed on Schedule I-A hereto, are executing voting agreements concurrently with the execution and delivery of this Agreement in substantially the form attached hereto as Exhibit A (the “Company Voting Agreements”);

WHEREAS, in order to induce KBL and Merger Sub to cause the Merger to be consummated, the Company will obtain lock-up agreements in favor of KBL in an amount no less than 90% of the shares of Company Capital Stock prior to the Closing relating to sales and certain other dispositions of shares of Company Common Stock, KBL Common Stock to be issued pursuant to the terms of this Agreement or certain other securities in substantially the form attached hereto as Exhibit B (the “Company Lock-up Agreements”);

WHEREAS, in order to induce KBL and Merger Sub to cause the Merger to be consummated, concurrently with the execution of this Agreement, KBL shall enter into the KBL Employment Agreements which shall be effective as of the Closing Date.

WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, promptly following the execution of this Agreement, KBL shall file the Registration Statement relating to the Contemplated Transactions and to obtain approval from the stockholders of KBL for, among other things, the Contemplated Transactions;

WHEREAS, KBL and Tyche Capital LLC (“Tyche”) are entering into the guarantee and commitment agreement substantially in the form attached hereto as Exhibit C (as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms and the terms of this Agreement, the “Backstop Purchase Agreement”) pursuant to which, among other things, Tyche shall agree to purchase, and KBL shall agree to sell to Tyche, certain shares of KBL Common Stock on the terms and subject to the conditions and limitations set forth therein;

WHEREAS, on April 9, 2019 and April 11, 2019, the Company deposited in escrow with Morgan Stanley, as escrow agent (the “Expense Escrow Agent”), cash in an amount equal to $249,985.00 and $149,985.00, respectively, to pay (or reimburse KBL) for any and all fees, costs or expenses paid or payable in connection with (i) the PIPE Investment and any other expenses incurred in connection with any fundraising efforts, (ii) the operation of KBL until the Closing Date and (iii) any transaction expenses, including, without limitation, for any due diligence investigation, incurred in connection with this Agreement and the Contemplated Transactions (but in each case, excluding any amounts that are due and payable at the Closing, collectively, the “Operating Expenses”).

WHEREAS, on April 10, 2019, the Company paid to the Sponsor an amount in cash equal to $649,980.00 to purchase $649,980.00 of the amount owed to the Sponsor under that certain promissory note, dated as of March 15, 2019, by and between KBL and the Sponsor (the “Sponsor Note”, and the portion thereof as assigned to the Company, the “Assigned Note”), in order to reimburse the Sponsor for the loan that it made to KBL in order for KBL to pay the costs that it incurred in connection with the extension of the deadline for KBL to consummate its Business Combination until June 7, 2019 (the “Initial Extension”). For the avoidance of doubt, the $649,980.00 paid by the Company to purchase the Assigned Note shall not be included in Covered Expenses and the assignment of the rights under the Sponsor Note shall not be deemed a Covered Expense Loan.

WHEREAS, on the date hereof, the Sponsor deposited 1,406,250 shares of KBL Common Stock (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrowed Founder Shares”) in escrow with Continental Stock Transfer & Trust Company (the “Founder Shares Escrow Agent”) to be held by the Founder Shares Escrow Agent in accordance with the terms of that certain Escrow Agreement dated April 10, 2019, by and among Sponsor, KBL, Tyche and the Founder Shares Escrow Agent, as may be further amended.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Extension” means the extension of the date by which KBL must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, (ii) cease its operations if it fails to complete such business combination except for the sole purpose of winding up, and (iii) redeem or repurchase 100% of KBL Common Stock included as part of the units sold in KBL’s initial public offering that was consummated on June 7, 2017.

“Additional Extension Expenses” has the meaning set forth in Section 5.19(b).

“Additional Extension Meeting” means a meeting of KBL’s stockholders with respect to an Additional Extension.

“Adjustment Time” means 12:01 a.m. New York, New York time on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, the Sponsor shall, notwithstanding anything to the contrary in this Agreement or otherwise, be deemed to be an Affiliate of KBL.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Business Combination” has the meaning set forth in Section 7.3(b)(i).

“Alternative Transaction” means with respect to the Company, the Company Subsidiaries or any of their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any part of the business or assets of the Company or the Company Subsidiaries or (y) any of the shares or other equity interests or profits of the Company or the Company Subsidiaries, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise.

“Ancillary Documents” means each agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the Contemplated Transactions.

“Assigned Note” has the meaning set forth in the recitals to this Agreement.

“Automatic Extension” means, in KBL’s sole discretion, the election to have up to three additional one month automatic extensions of the date by which KBL must consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

“Automatic Extension Funding Expenses” has the meaning set forth in Section 5.19(b).

“Automatic Payment” means the payment required pursuant to an Automatic Extension.

“Backstop Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Business” means the development of treatments and therapies to treat inflammation, fibrosis and pain.

“Business Combination” has the meaning set forth in Section 9.18.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as now in effect and as they may be amended or promulgated from time to time prior to the Effective Time.

“Cap” has the meaning set forth in Section 8.3(a).

“Certificate of Merger” has the meaning set forth in Section 2.1(c).

“Claim Notice” has the meaning set forth in Section 8.5(a).

“Closing” has the meaning set forth in Section 2.1(c).

“Closing Date” has the meaning set forth in Section 2.1(c).

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company and its Subsidiaries (including, for the avoidance of doubt, the Company Subsidiaries) as of the Adjustment Time.

“Closing Liabilities” means any Liabilities of the Company and its Subsidiaries (including, for the avoidance of doubt, the Company Subsidiaries) as of the Adjustment Time.

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Acquisition Proposal” has the meaning set forth in Section 5.8(b).

“Company Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents materially pertaining to the tenancy at each such parcel of the Company Leased Real Property that materially affect or would reasonably be likely to materially affect the tenancy at any Company Leased Real Property.

“Company Acquisition Proposal” has the meaning set forth in Section 5.8(b).

“Company Balance Sheet” has the meaning set forth in Section 3.5(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 5.11(a)(ii).

“Company Bylaws” has the meaning set forth in Section 2.1(d)(iii).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter” has the meaning set forth in Section 2.1(d)(i).

“Company Change of Recommendation” has the meaning set forth in Section 5.8(b).

“Company Common Stock” has the meaning set forth in Section 3.2(a).

“Company Contingent Workers” has the meaning set forth in Section 3.15(b).

“Company Copyrights” has the meaning set forth in Section 3.9(a).

“Company Disclosure Schedules” has the meaning set forth in Article 3.

“Company Employee Programs” has the meaning set forth in Section 3.14(a).

“Company Financial Statements” has the meaning set forth in Section 3.5(a).

“Company Intellectual Property” means all Intellectual Property Rights that are owned, used, held for use or practiced by the Company or the Company Subsidiaries, or necessary for the conduct of the Business.

“Company Lease” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of the Company Leased Real Property.

“Company Leased Real Property” means the real property leased, subleased or licensed by the Company or the Company Subsidiaries that is related to or used in connection with the Business, and the real property leased, subleased or licensed by the Company or the Company Subsidiaries as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company or the Company Subsidiaries, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Company Licenses-In” has the meaning set forth in Section 3.9(a).

“Company Licenses-Out” has the meaning set forth in Section 3.9(a).

“Company Lock-Up Agreements” has the meaning set forth in the recitals to this Agreement.

“Company Marks” has the meaning set forth in Section 3.9(a).

“Company Material Contract” has the meaning set forth in Section 3.10.

“Company Minimum Holders” means the holders of at least a majority of the outstanding shares of Company Capital Stock voting together as a single class and on an as-converted basis.

“Company Patents” has the meaning set forth in Section 3.9(a).

“Company Permits” has the meaning set forth in Section 3.12(b).

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Products” has the meaning set forth in Section 3.12(b).

“Company Regulatory Agency” has the meaning set forth in Section 3.12(b).

“Company Stock Certificate” has the meaning set forth in Section 2.2.

“Company Stockholder Approval” has the meaning set forth in Section 3.24.

“Company Stockholder Written Consent” means (a) the irrevocable adoption of this Agreement and approval of the Merger and (b) specified undertakings, representations, warranties, releases and waivers, pursuant to a written consent in a form reasonably acceptable to KBL, signed by the Company Minimum Holders, pursuant to and in accordance with the applicable provisions of the DGCL and the Company Charter.

“Company Stockholders” shall mean the holders of the Company Capital Stock immediately prior to the Effective Time.

“Company Termination Fee” has the meaning set forth in Section 7.3(b)(i).

“Company Trade Secrets” has the meaning set forth in Section 3.9(k).

“Company Voting Agreements” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 18, 2019, by and between the Company and KBL, as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, permit, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contemplated Transactions” means the transactions proposed under this Agreement, including the Merger and the adoption of the Exchangeable Share Structures by KBL.

“Continuing KBL Director” shall mean Marlene Krauss, M.D. and George Hornig.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning intellectual property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Copyrights“ has the meaning set forth in the definition of Intellectual Property Rights.

“Covered Expense Loans” has the meaning set forth in Section 5.19(c).

“Covered Expense Payer” has the meaning set forth in Section 5.19(b).

“Covered Expenses” has the meaning set forth in Section 5.19(b).

“Data Activities” has the meaning set forth in Section 3.12(g).

“D&O Indemnified Persons” has the meaning set forth in Section 5.6(a).

“D&O Tail Insurance” has the meaning set forth in Section 5.6(c).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Dissenting Shares” has the meaning set forth in Section 2.4.

“Effective Time” has the meaning set forth in Section 2.1(c).

“Electing Stockholders” has the meaning set forth in Section 4.5.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit or compensatory plan, program or arrangement that the Company or any of the Company Subsidiaries maintains, sponsors or contributes to or with respect to which the Company or any of the Company Subsidiaries has any liability, in each case, for U.S. service providers, other than any plan to which contributions are mandated by a Governmental Entity, which is required to be maintained or contributed to by applicable Law, or any Foreign Benefit Plan.

“Encumbrance” means any mortgage, pledge, security interest, encumbrance, financing statement, lien, license, charge, trust, option, warrant, purchase right, preemptive right, right of first offer or refusal, easement, servitude, transfer restriction, encroachment or other similar encumbrance or restriction.

“Escrowed Founder Shares” has the meaning set forth in the recitals to this Agreement.

“Environmental Laws” means all applicable Laws concerning pollution, protection of the environment, or to the extent regarding environmental hazards, protection of human health or safety, as such Laws are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excess Liabilities” means any Liabilities in excess of Five Million Dollars ($5,000,000) in the aggregate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Fund” has the meaning set forth in Section 2.3(a).

“Exchange Ratio” means, subject to Section 2.1(e), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

●	“Company Merger Shares” means the quotient determined by dividing (i) the Company Valuation by (ii) $10.00.

●	“Company Outstanding Shares” means, subject to Section 2.1(e)(v), the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis and assuming, without limitation or duplication, (i) the conversion or exchange of all convertible or exchangeable, as the case may be, securities to Company Common Stock (including, for the avoidance of doubt, the exchange of the Exchangeable Shares for Company Common Stock prior to the Effective Time), (ii) the issuance of shares of Company Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time and (iii) the issuance of shares of Company Common Stock to Yissum Research Development Company of the Hebrew University of Jerusalem, Ltd.

●	“Company Valuation” means $175,000,000 minus any Excess Liabilities.

“Exchangeable Shares” means, collectively, the exchangeable shares issued concurrently with the closing of the Reorganization by: (i) Katexco Purchaseco ULC to certain Canadian former shareholders of Katexco; and (ii) CannBioRex Purchaseco ULC to certain Canadian former shareholders of CBR Pharma, which are exchangeable for Company Common Stock prior to the Effective Time.

“Exchangeable Share Provisions” means, collectively, the provisions in the articles of (i) Katexco Purchaseco ULC; and (ii) CannBioRex Purchaseco ULC, governing the Exchangeable Shares.

“Exchangeable Share Structures” means, collectively, the Exchangeable Share Provisions, the Voting and Exchange Agreements and the Support Agreements, being the documents necessary to accommodate the issued and outstanding Exchangeable Shares.

“Expense Escrow Agent” has the meaning set forth in the recitals to this Agreement.

“Extension Preparation Expenses” has the meaning set forth in Section 5.19(b).

“Extension Expenses” has the meaning set forth in Section 5.14.

“FDA” has the meaning set forth in Section 3.12(b).

“FDCA” has the meaning set forth in Section 3.12(b).

“Federal Securities Laws” has the meaning set forth in Section 5.15.

“Foreign Benefit Plan” means each employee benefit or compensatory plan maintained by the Company or any of the Company Subsidiaries for its employees and other individual service providers located outside of the United States, other than any such plan to which contributions are mandated by a Governmental Entity or which is required to be maintained or contributed by applicable Law.

“Form S-4” has the meaning set forth in Section 5.10(a).

“Formation Date” has the meaning set forth in Section 4.8(a).

“Founder Shares Escrow Agent” has the meaning set forth in the recitals to this Agreement.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating agreement and certificate of formation, the “Governing Documents” of a British Columbia corporation are its notice of articles and articles of incorporation.

“Governmental Entity” means any United States or non-United States (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Health Care Law” has the meaning set forth in Section 3.12(c).

“HIPAA” has the meaning set forth in Section 3.12(c).

“Hornig Employment Agreement” means that certain employment agreement between George Hornig and KBL, pursuant to which George Hornig will be employed on a full-time basis, with the title of Chief Operating Officer and Acting Chief Financial Officer, and will receive an annual compensation of Two Hundred and Fifty Thousand Dollars ($250,000), substantially in the form of Exhibit E hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Hwang Employment Agreement” means that certain employment agreement between Leslie Hwang and KBL, pursuant to which Leslie Hwang will work on a full-time basis, with the title of Vice-President, and will receive an annual compensation of Two Hundred Thousand Dollars ($200,000), substantially in the form of Exhibit F hereto.

“Indebtedness” means, without duplication and with respect to the Company and the Company Subsidiaries, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company or any of the Company Subsidiaries on behalf of any third party (other than a wholly-owned Subsidiary) in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnity Escrow Account” has the meaning set forth in Section 2.5.

“Indemnity Escrow Agent” has the meaning set forth in Section 2.5.

“Indemnity Escrow Agreement” has the meaning set forth in Section 2.5.

“Indemnity Escrow Release Date” has the meaning set forth in Section 8.4(a).

“Indemnity Escrow Shares” has the meaning set forth in Section 2.5.

“Initial Extension” has the meaning set forth in the recitals to this Agreement.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all: (i) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes and extensions of any of the foregoing (collectively, “Patents”), (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing, (collectively, “Marks”), (iii) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”), (iv) trade secrets, know-how and confidential and proprietary information, (v) rights in or to Software or other technology, and (vi) any other intellectual or proprietary rights protectable by any Law anywhere in the world.

“Interim Period” has the meaning set forth in Section 5.1(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” has the meaning set forth in Section 9.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“KBL” has the meaning set forth in the preamble to this Agreement.

“KBL 10-K Exhibits” means the KBL Charter, KBL Bylaws or any other Contract listed as an exhibit to KBL’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on April 1, 2019.

“KBL Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving KBL, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of twenty percent (20%) or more of the assets of KBL in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing twenty percent (20%) or more of the voting power of KBL (including securities of KBL currently beneficially owned by such Person); provided, however, that the term “KBL Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“KBL Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement, in each case, that is maintained, sponsored or contributed to by KBL for the benefit of any current or former employee or officer of KBL.

“KBL Board” means the board of directors of KBL.

“KBL Bylaws” means the bylaws of KBL, as currently in effect as of the date of this Agreement.

“KBL Change of Recommendation” has the meaning set forth in Section 5.9(b).

“KBL Charter” has the meaning set forth in Section 2.1(d)(ii).

“KBL Common Stock” has the meaning set forth in Section 4.4(a).

“KBL Common Shares” has the meaning set forth in Section 4.4(a).

“KBL Disclosure Schedule” has the meaning defined in Article 4.

“KBL Employment Agreements” means, collectively, the Krauss Employment Agreement, the Hornig Employment Agreement and the Hwang Employment Agreement.

“KBL Equity Securities” means the equity securities of KBL.

“KBL Exchangeable Shares” means collectively, the exchangeable shares issued by: (i) Katexco Purchaseco ULC to certain Canadian former shareholders of Katexco; and (ii) CannBioRex Purchaseco ULC to certain Canadian former shareholders of CBR Pharma, which KBL Exchangeable Shares are exchangeable for KBL Common Stock;

“KBL Expense Reimbursement” has the meaning set forth in Section 7.3(b)(iii).

“KBL Indemnitees” has the meaning set forth in Section 8.2.

“KBL Issued Shares” has the meaning set forth in Section 4.4(a).

“KBL Lock-up Agreements” has the meaning set forth in the recitals to this Agreement.

“KBL Material Contract” means a “material contract”, as such term is defined in Item 601(b)(10) of Regulation S-K as adopted by the SEC, to which KBL is a party.

“KBL Organizational Documents” means the KBL Charter, the KBL Bylaws, and the KBL 10-K Exhibits.

“KBL Preferred Stock” has the meaning set forth in Section 4.4(a).

“KBL Preferred Shares” has the meaning set forth in Section 4.4(a).

“KBL Public Right” means one right that was included as part of each KBL Public Unit entitling the holder thereof to receive one-tenth (1/10th) of one share of KBL Common Stock upon the consummation by KBL of its Business Combination, as described in the KBL Reports.

“KBL Public Unit” means the units issued in the IPO (including overallotment units acquired by KBL’s underwriter) consisting of one share of KBL Common Stock, one KBL Public Right and one KBL Public Warrant, as described in the KBL Reports.

“KBL Public Warrants” means our redeemable warrants to purchase one-half share of KBL Common Stock included as part of the KBL Public Units, as described in the KBL Reports.

“KBL Private Right” means one right that was included as part of each KBL Private Unit entitling the holder thereof to receive one-tenth (1/10th) of one share of KBL Common Stock, as described in the KBL Reports.

“KBL Private Unit” means the units issued in connection with the private placement, as described in the KBL Reports.

“KBL Private Warrants” means our redeemable warrants to purchase one-half share of KBL Common Stock included as part of the KBL Private Units issued in connection with the private placement, as described in the KBL Reports.

“KBL Recommendation” has the meaning set forth in Section 5.11(b)(iii).

“KBL Reports” has the meaning described in Section 4.8(a).

“KBL Rights” means, collectively, the KBL Public Rights and the KBL Private Rights.

“KBL Stockholder Approval” means the approval of the KBL Stockholder Proposals, at a KBL Stockholder Meeting where a quorum is present, by the affirmative vote of the holders of at least a majority of the votes cast by KBL Stockholders present in person or represented by proxy at the KBL Stockholder Meeting.

“KBL Stockholders” shall mean the holders of the capital stock of KBL immediately prior to the Effective Time.

“KBL Stockholder Redemption” means the right of the shareholders of KBL to redeem all or a portion of their shares of KBL Common Stock (in connection with the Contemplated Transactions or otherwise) as set forth in the KBL Charter.

“KBL Stockholder Meeting” has the meaning set forth in Section 5.11(b)(i).

“KBL Superior Offer” means an unsolicited bona fide KBL Acquisition Proposal (with all references to “twenty percent (20%)” in the definition of KBL Acquisition Proposal being treated as references to “one hundred (100%)” for these purposes) made by a third party that the KBL Board determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such KBL Acquisition Proposal (including the financing terms and the ability of such third party to finance such KBL Acquisition Proposal), (1) is more favorable from a financial point of view to the KBL Stockholders than as provided hereunder, (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by KBL on terms no less favorable to KBL than the terms set forth in this Agreement, all from a third party capable of performing such terms.

“KBL Stockholder Proposals” has the meaning set forth in Section 5.11(b)(i).

“KBL Tax Returns” has the meaning set forth in Section 4.12(a).

“KBL Units” means, collectively, the KBL Public Units and the KBL Private Units.

“KBL Warrants” means, collectively, the KBL Public Warrants and the KBL Private Warrants.

“Kingsbrook Pledge Agreements” means, collectively, (i) that certain Canadian Security and Pledge Agreement, dated on or about the date hereof, by and among Kingsbrook Opportunities Master Fund LP, Katexco Purchaseco ULC and CannBioRex Purchaseco ULC and (ii) that certain Security and Pledge Agreement, dated on or about the date hereof, by and among Kingsbrook Opportunities Master Fund LP and the Company.

“Krauss Employment Agreement” means that certain employment agreement between Marlene Krauss, M.D. and KBL dated as of the date hereof, pursuant to which Marlene Krauss will work on a full-time basis, with the title of Chief Executive Officer, and will receive an annual compensation of Five Hundred Thousand Dollars ($500,000), substantially in the form of Exhibit D hereto.

“Law” means any federal, state, local or foreign statute, law, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lock-up Agreements” has the meaning set forth in the recitals to this Agreement.

“Loss” means any damages, losses, liabilities, obligations, deficiencies, penalties, assessments, judgments, claims of any kind, interest, fines, charges or out-of-pocket costs, fees, or expenses (including reasonable and out-of-pocket attorneys’ fees and expenses, court costs and other reasonable and out-of-pocket professional fees and expenses) and all other out-of-pocket amounts incurred and paid in investigation, defense, seeking recovery against other parties and settlement of the foregoing and enforcement of rights to indemnification hereunder; provided, however, that “Loss” shall not include punitive damages, unless actually paid or payable pursuant to a third party claim.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or could reasonably be expected to have a material adverse effect upon (x) the financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole or (y) the ability of the Company and the Company Subsidiaries to perform their respective obligations under this Agreement and the Ancillary Documents and to consummate the Contemplated Transactions; provided, however, that, for purposes of the foregoing clause (x), none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect, development or occurrence arising from or related to (i) conditions affecting the United States or global economy generally, (ii) any national or international political or social conditions in the United States or any other country or jurisdiction in which the Company or the Company Subsidiaries operates, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes or prospective changes in GAAP or any Laws (or the interpretation or enforcement thereof), (v) any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which the Company or any of the Company Subsidiaries operates, (vi) the public announcement or pendency of the transactions contemplated by this Agreement or the taking of any action required by this Agreement and/or any Ancillary Document (including the completion of the Contemplated Transactions) (provided that this clause (vi) shall not apply to any representation and warranty contained in Section 3.4(b) or Section 4.3 to the extent that it purports to address the effect of this Agreement and/or any Ancillary Documents or the Contemplated Transactions (or the condition to Closing contained in Section 6.2(a)(iii) to the extent it relates to such representations and warranties)), (vii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, acts of God or other comparable events, (ix) any action taken at the express written request or with the express written consent of KBL and not otherwise required to be taken by this Agreement and/or any Ancillary Document, or (x) the identity of KBL, the Sponsor or any of their respective Affiliates; provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), and (vii) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such change, event, effect, development or occurrence has a material and disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Company and the Company Subsidiaries operate.

“Merger” has the meaning set forth in the preamble to this Agreement.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Sub Board” means the board of directors of Merger Sub.

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“Nasdaq” means Nasdaq Capital Market.

“Non-Recourse Parties” has the meaning set forth in Section 9.11.

“OFAC” has the meaning set forth in Section 3.26(a).

“Operating Expenses” has the meaning set forth in the recitals to this Agreement.

“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, award, ruling, subpoena, verdict or decree entered, issued, made or rendered by any Governmental Entity.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Encumbrances” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (ii) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established on the in accordance with GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any the Company or any of the Company Subsidiaries’ use or occupancy of such real property for the operation of the Business, (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company or any of the Company Subsidiaries and do not prohibit or materially interfere with the Company or any if the Company Subsidiaries’ use or occupancy of such real property for the operation of the Business, (v) the Kingsbrook Pledge Agreements and (vi) in the case of KBL, Encumbrances arising under the KBL 10-K Exhibits.

“Per Share Redemption Price” means the redemption amount payable per share to the Public Stockholders that redeem their shares of KBL Common Stock in connection with the consummation of the Business Combination.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“PHSA” has the meaning set forth in Section 3.12(b).

“PIPE Investment” has the meaning set forth in Section 5.17.

“PIPE Shares” has the meaning set forth in Section 5.17.

“Proceeding” means any lawsuit, litigation, action, audit, demand, examination, hearing, claim, complaint, charge, investigation, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving, any Governmental Entity.

“Prospectus” has the meaning set forth in Section 9.18.

“Proxy Statement” has the meaning set forth in Section 5.10(a).

“Public Stockholders” has the meaning set forth in Section 9.18.

“Registration Statement” has the meaning set forth in Section 5.10(a).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Released Claims” has the meaning set forth in Section 9.18.

“Reorganization” has the meaning set forth in the Recitals.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Rights Agreement” means that certain Rights Agreement, dated as of June 1, 2017, by and between the Company and Continental Stock Transfer & Trust Company.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means, collectively, the Company Disclosure Schedules and KBL Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” means KBL IV Sponsor, LLC, a Delaware limited liability company, and any successor thereof.

“Sponsor Note” has the meaning set forth in the recitals to this Agreement.

“SSI” has the meaning set forth in Section 3.26(a).

“Stockholder Notice” has the meaning set forth in Section 5.11(a)(v).

“Stockholder Representative” has the meaning set forth in the preamble to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Support Agreements” means, collectively, the support agreements pertaining to the Exchangeable Shares entered into concurrently with the closing of the Reorganization between: (i) the Company, Katexco Callco ULC and Katexco Purchaseco ULC; and (ii) the Company, CannBioRex Callco ULC and CannBioRex Purchaseco ULC.

“Supplemental Agreements” means, collectively, the supplemental agreements set out in Section 2.1(e)(i)(E) hereof with respect to the Voting and Exchange Agreements and Section 2.1(e)(i)(F) hereof with respect to the Support Agreements;

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Third Party Intellectual Property” has the meaning set forth in Section 3.9(f).

“Transaction Shares” means the shares of KBL Common Stock to be issued to the Company Stockholders in connection with the Merger.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar Taxes incurred in connection with the transactions contemplated by this Agreement or any of the Ancillary Documents.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Trust Account” has the meaning set forth in Section 4.5.

“Trust Agreement” has the meaning set forth in Section 4.5.

“Trustee” has the meaning set forth in Section 4.5.

“Tyche” has the meaning set forth in the recitals to this Agreement.

“Voting and Exchange Agreements” means, collectively, the voting and exchange agreements pertaining to the Exchangeable Shares entered into concurrently with the closing of the Reorganization between: (i) the Company, Katexco Purchaseco ULC and Odyssey Trust Company; and (ii) the Company, CannBioRex Purchaseco ULC and Odyssey Trust Company.

“WARN Act” has the meaning set forth in Section 3.15(b).

ARTICLE 2
PURCHASE AND SALE

Section 2.1 Closing Date Transactions. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, at the Closing, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

(b) Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly-owned subsidiary of KBL.

(c) Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Article 7 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, NY 10017, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6.1, Section 6.2 and Section 6.3, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as KBL and the Company may mutually agree in writing, provided that if all the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 shall not have been satisfied or waived on such second Business Day, then the Closing shall take place on the first subsequent Business Day on which all such conditions shall have been satisfied or waived. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger, in a form reasonably acceptable to KBL and the Company, satisfying the applicable requirements of the DGCL. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be specified in such Certificate of Merger with the consent of KBL and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

(d) Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(i) the certificate of incorporation of the Company (the “Company Charter”) shall be amended and restated in its entirety to read as set forth on Exhibit G, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(ii) the certificate of incorporation of KBL (the “KBL Charter”) shall be amended to provide for KBL Preferred Stock on substantially the same terms as the Company Preferred Stock, including the “Class C Special Voting Share” and the “Class K Special Voting Share” so that KBL may adopt the Exchangeable Share Structures, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(iii) the bylaws of the Company (the “Company Bylaws”) shall be amended and restated in their entirety to read as set forth on Exhibit H, and as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL and such Bylaws; and

(iv) the directors and officers of KBL shall be as set forth in Section 5.18.

(e) Conversion of Shares and Adoption of Exchangeable Share Structures.

(i) At the Effective Time, by virtue of the Merger and without any further action on the part of KBL, Merger Sub, the Company or any Company Stockholder:

(A) any shares of Company Capital Stock held as treasury stock prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(B) subject to Section 2.1(e)(ii) and Section 2.5, each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.1(e)(i)(A) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of KBL Common Stock equal to the Exchange Ratio.

(C) subject to Section 2.1(e)(ii) and Section 2.5, each share of Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted solely into the right to receive a number of shares of KBL Preferred Stock on a one-for-one basis.

(D) subject to Section 2.1(e)(ii) and Section 2.5, each Exchangeable Share outstanding immediately prior to the Effective Time shall be converted solely into the right to receive a number of KBL Exchangeable Shares equal to the Exchange Ratio.

(E) KBL shall enter into a trust agreement supplemental to each Voting and Exchange Agreement pursuant to Section 10.1 of each Voting and Exchange Agreement.

(F) KBL shall enter into an agreement supplemental to each Support Agreement, pursuant to Section 3.1 of each Support Agreement.

(ii) No fractional shares of KBL Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 2.1(e)(i)(B), and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of KBL Common Stock shall instead have the number of shares of KBL Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of KBL Common Stock.

(iii) Each share of common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(iv)   If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or KBL Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2 Closing of the Company’s Transfer Books. At the Effective Time, (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.1(e), and all holders of certificates (if any) representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Stockholders; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time or, if uncertificated, book entry records of ownership of the shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 2.3(b)) or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 2.1(e) and 2.3(b).

Section 2.3 Surrender of Certificates.

(a) On or prior to the Closing Date, a reputable bank, transfer agent or trust company mutually selected by KBL and the Company shall be appointed to act as exchange agent in the Merger (the “Exchange Agent”). At or promptly following the Effective Time, KBL shall deposit with the Exchange Agent certificates representing the Transaction Shares issuable pursuant to Section 2.1(e) in exchange for the outstanding Company Common Stock pursuant to this Section 2.3. The Transaction Shares and any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, but no later than three (3) calendar days therefrom, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Capital Stock that was converted into the right to receive merger consideration immediately prior to the Effective Time: (i) a letter of transmittal in form reasonably acceptable to the Company and KBL and containing such customary provisions (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent, as applicable); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing KBL Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or KBL: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of KBL Common Stock that such holder has the right to receive (and cash in lieu of any fractional share of KBL Common Stock) pursuant to the provisions of Section 2.1(e); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.3(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of KBL Common Stock (and cash in lieu of any fractional share of KBL Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, KBL may, in its discretion and as a condition precedent to the delivery of any shares of KBL Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate. If any certificates evidencing shares of KBL Common Stock are to be issued in a name other than that in which the surrendered Company Stock Certificate is registered, it shall be a condition of the issuance thereof that the Company Stock Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Company Stock Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a new certificate for shares of KBL Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) No dividends or other distributions declared or made with respect to KBL Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of KBL Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate (or complies with the lost stock provisions, as applicable) in accordance with this Section 2.3 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to KBL upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.3 shall thereafter look only to KBL for satisfaction of their claims for KBL Common Stock, cash in lieu of fractional shares of KBL Common Stock and any dividends or distributions with respect to shares of KBL Common Stock.

(e) Each of KBL, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Capital Stock immediately prior to the Effective Time, such amounts as are required to be withheld or deducted under the Code or any other state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted, each such payor shall take all action as may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Entity, and such amounts so remitted shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

(f)   No party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of KBL Common Stock (or dividends or distributions with respect thereto) or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

Section 2.4 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights or dissenters’ rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 2.1(e) attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.1(e).

(b) The Company shall give KBL prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands and KBL shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of KBL, or to the extent required by applicable law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.5 Establishment of Indemnity Escrow Account. On the Closing Date, KBL shall deposit with Continental Stock Transfer & Trust Company (or other reputable bank, transfer agent or trust company mutually selected by KBL and the Company) (the “Indemnity Escrow Agent”) a number of shares of KBL Common Stock equal to six percent (6%) of the Transaction Shares (the “Indemnity Escrow Shares”) in accordance with the terms of this Agreement and that certain escrow agreement to be entered into as of the Closing Date by and among KBL, the Stockholder Representative and the Indemnity Escrow Agent in form and substance reasonably satisfactory to the parties thereto, the “Indemnity Escrow Agreement”). The Indemnity Escrow Shares shall be held in an escrow account (the “Indemnity Escrow Account”) for a period of twelve (12) months after the Closing pursuant to the terms of the Indemnity Escrow Agreement as security, and a source of payment, for the Sellers’ indemnification obligations under Article 8, and is subject to the disbursement terms contained in this Agreement and the Indemnity Escrow Agreement.

Section 2.6 KBL Rights. At the Effective Time, each issued and outstanding KBL Right shall be automatically converted into the number of shares of KBL Common Stock that would have been received by the holder thereof if the KBL Right had been converted upon the consummation of a Business Combination in accordance with the KBL Charter, the Prospectus and the Rights Agreement into shares of KBL Common Stock. At the Effective Time, the KBL Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing KBL Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such KBL Rights, except as provided herein or by Law. Each certificate formerly representing KBL Rights shall thereafter represent only the right to receive shares of KBL Common Stock.

Section 2.7 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company, on behalf of itself and each of the Company Subsidiaries, represents and warrants to KBL as follows, except as set forth in the written disclosure schedules delivered by the Company to KBL (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this ARTICLE 3.

Section 3.1 Organization.

(a) The Company is a corporation, duly organized, validly existing and in good corporate standing under the Laws of Delaware. The Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on the Business as it is now being conducted. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the Business or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Charter and the Company Bylaws, copies of which have previously been made available to KBL, are true, correct and complete copies of such documents as in effect on the date of this Agreement and the Company is not in violation of any provision thereof.

(b) Each of the Company Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each of the Company Subsidiaries has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on the Business as it is now being conducted. Each of the Company Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the Business or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of the Company Subsidiaries, copies of which have previously been made available to KBL, are true, correct and complete copies of such documents as in effect on the date of this Agreement and such Company Subsidiary is not in violation of any provision thereof.

(c) The Reorganization was duly and validly consummated in accordance with all applicable laws of the Province of British Columbia and the United States.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 150,000 shares of Common Stock with a par value of $0.0001 per share (the “Company Common Stock”) and two (2) shares of Preferred Stock with a par value of $0.0001 per share (the “Company Preferred Stock”). As of the date of this Agreement, there are (i) 84,148.1954 shares of Company Common Stock issued and outstanding; (ii) one (1) share of Preferred Stock designated “Class C Special Voting Share” issued and outstanding; and (iii) one (1) share of Preferred Stock designated “Class K Special Voting Share” issued and outstanding. As of the date of this Agreement, there are no shares of capital stock held in the treasury of the Company. The Company has no shares of capital stock reserved for issuance other than as described above. The outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon the Company at the time at which they were issued and were issued in compliance with the Company Charter and Company Bylaws and all applicable Laws. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company (including, without limitation, the Company Subsidiaries), has nor is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Company Common Stock or any other equity security of the Company or any Subsidiary of the Company (including, without limitation, any Company Subsidiary) or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Common Stock or any other equity security of the Company or any Subsidiary of the Company (including, without limitation, any Company Subsidiary) or obligating the Company or any such Subsidiary of the Company (including, without limitation, any such Company Subsidiary) to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or contractual restrictions on transfer relating to any capital stock of the Company.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all issued and outstanding shares of Company Capital Stock, on a holder-by-holder basis.

(c) As of the date of this Agreement, there are no shares of Company Common Stock outstanding subject to any vesting schedule or subject to a repurchase option or risk of forfeiture.

(d) All of the Subsidiaries owned directly or indirectly by Company are listed on Section 3.2(d) of the Company Disclosure Schedule.  Section 3.2(d) of the Company Disclosure Schedule lists each such Subsidiary as of the date of this Agreement and indicates for each such Subsidiary (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by the Company and (ii) the jurisdiction of incorporation or organization. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any such Subsidiary to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (B) are owned by the Company, directly or indirectly, free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (C) were not issued in violation of the material terms of any agreement or understanding binding upon the Company or any of the Subsidiaries at the time at which they were issued and (D) were issued in compliance with the applicable governing documents and all applicable Laws. Other than the Company Charter and the Company Bylaws (or other organizational documents with respect to any Subsidiary), the Company and the Subsidiaries are not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of the Company or the Subsidiaries or the relationships, rights and duties of their stockholders, and neither the Company nor the Subsidiaries are subject to a stockholder rights plan or similar plan.

Section 3.3 Authority. Each of the Company and the Company Subsidiaries has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining the Company Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Company Board and the board of directors or other appropriate governing body of each of the Company Subsidiaries (collectively, the “Applicable Subsidiary Board”). No other approval or consent of, or action by, the holders of the outstanding securities of the Company or the Company Subsidiaries, other than the Company Stockholder Approval, is required in order for the Company and the Company Subsidiaries to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform their respective obligations hereunder. Each of the Company Board and the Applicable Subsidiary Board has declared this Agreement advisable, has directed that this Agreement be submitted to the Company Stockholders for adoption and approval and has recommended that the Company Stockholders adopt and approve this Agreement. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of the Company or any of the Company Subsidiaries is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and each of the Company Subsidiaries and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of the Company and each of the Company Subsidiaries, enforceable against the Company and each of the Company Subsidiaries in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. All other documents required to be executed by the Company and/or the Company Subsidiaries on or prior to the date of this Agreement in connection with the Contemplated Transactions are or have been duly and validly executed and delivered and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of the Company and/or the Company Subsidiaries, enforceable against the Company and/or the Company Subsidiaries, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.4 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by the Company and each of the Company Subsidiaries does not, and the consummation by the Company and the Company Subsidiaries of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter, the Company Bylaws or of the charter, bylaws, or other organizational document of any Company Subsidiary or any of the documents related to the Reorganization, (ii) except as set forth on Section 3.4(a)(ii) of the Company Disclosure Schedule, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on the Company’s or any of the Company Subsidiaries’ assets under, any of the terms, conditions or provisions of any Company Material Contract (as defined below) or other agreement, instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4(a) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.4 having been made, conflict with or violate any Law applicable to the Company or any of the Company Subsidiaries or any of its or their properties or assets, except in the case of clause (iii) of this Section 3.4 for any such conflicts or violations, that have not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) No consent, approval, license, permit, Order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (iv) such consents, approvals, Orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws and the rules and regulations of the Nasdaq Capital Market and (v) those set forth in Section 3.4(b) of the Company Disclosure Schedule.

Section 3.5 Financial Statements.

(a) Section 3.5 of the Company Disclosure Schedule includes true and complete copies of the unaudited consolidated balance sheet of the Company and each of the Company Subsidiaries as of December 31, 2018 and December 31, 2017, and the related consolidated unaudited statements of operations, cash flows and stockholders equity for the twelve months ended December 31, 2018 and December 31, 2017, together with the notes thereto (collectively, the “Company Financial Statements”). The Company Financial Statements, (i) in connection with the filing of the Registration Statement, comply with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and (iii) fairly present, in all material respects, the financial condition and operating results of the Company and the Company Subsidiaries as of the dates and for the periods indicated therein (except that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments, which will not, individually or in the aggregate, be material). The unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 is hereinafter referred to as the “Company Balance Sheet.”

(b) Each of the Company and the Company Subsidiaries maintains accurate books and records reflecting their assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiaries in conformity with GAAP and to maintain accountability of the Company’s and the Company Subsidiaries’ assets; (iii) access to the Company’s and the Company Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s and the Company Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory of the Company and the Company Subsidiaries are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company and each of the Company Subsidiaries maintain internal control over financial reporting that provides reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (except as noted on the financial statements), and (ii) that all transactions are executed in accordance with management’s authorization.

(c) None of the Company, the Company Subsidiaries or, to the knowledge of the Company, any director, officer, employee, or internal or external auditor of the Company and the Company Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, that any of the Company or the Company Subsidiaries has engaged in questionable accounting or auditing practices. During the periods covered by the Company Financial Statements, there have been no internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Board of Directors of the Company or any committee thereof

(d) During the periods covered by the Company Financial Statements, there have been no: (i) changes in the internal control over financial reporting of the Company and the Company Subsidiaries that have materially affected, or are reasonably likely to materially affect, the Company’s and the Company Subsidiaries internal control over financial reporting; (ii) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting reported to the Board of Directors of the Company and the external auditors of the Company and the Company Subsidiaries; or (iii) to the knowledge of the Company, instances of fraud, whether or not material, involving the management of the Company or the Company Subsidiaries or other employees of the Company or the Company Subsidiaries.

Section 3.6 Absence of Changes. Since the date of the Company Balance Sheet, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with their past practices. Between the date of the Company Balance Sheet and the date of this Agreement, other than the Reorganization and except as set forth in Section 3.6 of the Company Disclosure Schedule:

(a) there has not been any change, event, circumstance or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

(b) there has been no split, combination or reclassification of any of the outstanding shares of the capital stock of the Company or the Company Subsidiaries, and neither the Company nor the Company Subsidiaries has declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of the capital stock of the Company or the Company Subsidiaries, as applicable;

(c) none of the Company or the Company Subsidiaries has allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(d) there has not been any material change in any method of accounting or accounting practice by the Company or the Company Subsidiaries;

(e) none of the Company or the Company Subsidiaries has (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures in excess of $25,000, in the aggregate;

(f)   to the knowledge of the Company, there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any of the Company Intellectual Property;

(g) there have been no written or unwritten notices, allegations or threats communicated to the Company or any of the Company Subsidiaries of any challenge or claim of ownership by a third party of any of the Company Intellectual Property owned or developed by the Company or the Company Subsidiaries, or of infringement by any of the Company or the Company Subsidiaries of any Third Party Intellectual Property;

(h) there has not been any: (i) grant of any severance or termination pay to any employee of the Company or the Company Subsidiaries or any Contract entered granting of any severance or termination pay to any employee of the Company or the Company Subsidiaries; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee of the Company or the Company Subsidiaries; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants; or (iv) termination of any of the officers or key employees of any of the Company or any of the Company Subsidiaries; and

(i) there has not been any agreement to do any of the foregoing.

Section 3.7 Title to Assets. Each of the Company and the Company Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said non-leased properties and assets are owned by the Company or a Company Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet; and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and the Company Subsidiaries, taken as a whole and (iii) Encumbrances described in Section 3.7 of the Company Disclosure Schedule.

Section 3.8 Properties.

(a) Section 3.8(a) of the Company Disclosure Schedule identifies (x) the street address of each parcel of Company Leased Real Property, (y) the identification of the Company Lease and the Company Ancillary Lease Documents and (z) the identity of the lessor, lessee and current occupant (if different than the lessee) of each such parcel of Company Leased Real Property. With respect to each Company Lease:

(i) the Company Leases and the Company Ancillary Lease Documents are valid, binding and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended, and the Company or a Subsidiary of the Company, as applicable, holds a valid and existing leasehold interest under such Company Leases free and clear of any Encumbrances, except Permitted Encumbrances. The Company and the Company Subsidiaries have delivered or made available to KBL full, complete and accurate copies of each of the Company Leases and all Company Ancillary Lease Documents described in Section 3.8(a) of the Company Disclosure Schedule;

(ii) none of the Company Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(iii) the Company Leases and all Company Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical or substantially similar terms following the Closing;

(iv) with respect to each of the Company Leases, none of the Company or the Company Subsidiaries has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Company Lease or Company Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(v) none of the Company or the Company Subsidiaries, nor, to the knowledge of the Company, any other party to any Company Leases or Company Ancillary Lease Documents, is in breach or default of such Company Lease or Company Ancillary Lease, as applicable, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Company Leases or any Company Ancillary Lease Documents;

(vi) to the knowledge of the Company, the buildings, structures, improvements and fixtures located on the Company Leased Real Property and all building systems and equipment related to the business of the Company or the Subsidiaries located on the Company Leased Real Property are in good operating conditions and repair in all material respects (except ordinary wear and tear) and are fit, in all material respects, for use in the ordinary course of business.

(vii) no party to the Company Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Company Leases; and

(viii) none of the Company or the Company Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Company Leases or any Company Ancillary Lease Documents.

(b) Except for Permitted Encumbrances, the Company and the Company Subsidiaries own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, necessary to conduct the Business, which assets shall be sufficient to conduct the Business immediately following the Closing in all material respects as it is conducted as of the date of this Agreement. The Company and the Company Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by the Company and the Company Subsidiaries as now used, possessed and controlled by the Company or the Company Subsidiaries, as applicable.

(c) The Company Leased Real Property constitutes all of the real property used or occupied by the Company and the Company Subsidiaries in connection with the conduct of the Business.

(d) None of the Company or the Company Subsidiaries has any Company Owned Real Property, nor is any of the Company or the Company Subsidiaries a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

Section 3.9 Intellectual Property.

(a) Section 3.9(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by the Company or any of the Company Subsidiaries or used or held for use by the Company or any of the Company Subsidiaries in the Business (“Company Patents”), registered and material unregistered Marks owned by the Company or any of the Company Subsidiaries or used or held for use by the Company or any of the Company Subsidiaries in the Business (“Company Marks”) and registered and material unregistered Copyrights owned by the Company or any of the Company Subsidiaries or used or held for use by the Company or any of the Company Subsidiaries in the Business (“Company Copyrights”), (ii) licenses, sublicenses or other agreements under which the Company or any of the Company Subsidiaries is granted rights by third parties in the Company Intellectual Property (“Company Licenses-In”) (other than commercial off the shelf software), and (iii) licenses, sublicenses or other agreements under which the Company or any of the Company Subsidiaries has granted rights to others in the Company Intellectual Property (“Company Licenses-Out”).

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, with respect to the Company Intellectual Property (i) purported to be owned by the Company or any of the Company Subsidiaries, the Company or one of the Company Subsidiaries exclusively owns such Company Intellectual Property and (ii) that is licensed to the Company or any of the Company Subsidiaries by a third party (other than commercial off the shelf software), such Company Intellectual Property is the subject of a written license or other written agreement; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Company License-In or Company License-Out or Permitted Encumbrances granted by the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have full title and ownership of, or are duly licensed under or otherwise authorized to use all Company Intellectual Property necessary to enable to carry on the Business, free and clear of any Encumbrances (other than Permitted Encumbrances), and without any conflict with or infringement upon the rights of others.

(c) All Company Intellectual Property owned by and all Company Intellectual Property exclusively licensed to the Company or any of the Company Subsidiaries, that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, are currently in compliance with formal legal requirements (including, without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications). All Company Patents, Company Marks and Company Copyrights, and all Company Intellectual Property and/or proprietary rights relating to any of the foregoing are valid and enforceable by Company and the Company Subsidiaries. Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has transferred ownership of any Intellectual Property that is or was Company Intellectual Property, to any third party, or knowingly permitted the Company’s or any Subsidiary’s rights in any Intellectual Property that is or was Company Intellectual Property to enter the public domain or, with respect to any Intellectual Property for which the Company or any Subsidiary has submitted an application or obtained a registration, lapse (other than through the expiration of Company Intellectual Property at the end of its maximum statutory term). None of the Company Licenses-In and Company Licenses-Out grant any third party exclusive rights to or under any Company Intellectual Property or grants any third party the right to sublicense any Company Intellectual Property.

(d) Each Company Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors of such Company Patent.

(e) No Company Patent is now involved in any interference, reissue, reexamination or opposition proceeding; to the knowledge of the Company, there is no patent or patent application of any third party that potentially interferes with a Company Patent; all products made, used or sold under the Company Patents have been marked with the proper patent notice.

(f) There are no pending or threatened claims against the Company or any of the Company Subsidiaries or any of its employees, whether written or oral, alleging that any of the operations of the Business or any activity by the Company or any of the Company Subsidiaries, or the manufacture, sale, offer for sale, importation, and/or use of any Company Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party Intellectual Property”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Company Intellectual Property is invalid or unenforceable. Neither the Company nor any Company Subsidiary has been sued in any Proceeding (or received any written notice or, to the knowledge of the Company, threat) that involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or that contests the validity, ownership or right of the Company or any Company Subsidiary to exercise any Intellectual Property right. Neither the Company nor any Subsidiary has received any communication, whether written or oral, that involves an offer to license or grant any other rights or immunities under any Third Party Intellectual Property. To the knowledge of the Company, the Company and the Company Subsidiaries have no Liability for infringement or misappropriation of any Third Party Intellectual Property or for unfair competition or unfair trade practices under the Laws of any jurisdiction.

(g) The operation of the Business, including, without limitation, the Company’s or any Subsidiary’s use of any product, device or process used in the Business, any activity by the Company or any of the Company Subsidiaries, and the design, development, manufacture, use, marketing, licensing, distribution, provision, importation, offer for sale and/or sale of any Company Product (i) does not, has not in the past, and will not infringe or violate any Third Party Intellectual Property, (ii) does not, has not in the past and will not constitute a misappropriation of any Third Party Intellectual Property, and (iii) does not, has not in the past and will not constitute unfair competition or unfair trade practices under the Laws of any jurisdiction. To the knowledge of the Company, there is no substantial basis for a claim that the operation of the Business, including, without limitation, the Company’s or any Company Subsidiary’s use of any product, device or process used in the Business, any activity by the Company or any of the Company Subsidiaries, and the design, development, manufacture, use, marketing, licensing, distribution, provision, importation, offer for sale and/or sale of any Company Product infringes or violates, will infringe or violate (or in the past infringed or violated) any Third Party Intellectual Property or constitutes or will constitute a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property or constitutes, will constitute or has in the past constituted unfair competition or unfair trade practices under the Laws of any jurisdiction.

(h) None of the Company or any of the Company Subsidiaries has any obligation to compensate any person for the use of any Intellectual Property; none of the Company or any of the Company Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property; there are no settlements, covenants not to sue, consents, or Orders or similar obligations that: (i) restrict the rights of the Company or any of the Company Subsidiaries to use any Intellectual Property, (ii) restrict the Business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property.

(i) All former and current consultants and contractors who have independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Intellectual Property and all former and current employees of the Company or any of the Company Subsidiaries have executed written instruments with the Company or one or more of the Company Subsidiaries that assign to the Company or the Company Subsidiaries, as the case may be, all rights, title and interest in and to any and all of all such third party’s Intellectual Property in such contribution, including, without limitation, (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Business or any of the products or services being researched, developed, manufactured or sold by the Company or any of the Company Subsidiaries or that may be used with any such products or services and (ii) Intellectual Property relating thereto, and no such third party has retained any rights or licenses with respect to such contributions or any Company Intellectual Property; in each case where a Company Patent is held by the Company or any of the Company Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies that the Company or the Company Subsidiaries, in its sole reasonable discretion, has determined that the registration of a foreign counterpart was in the best interests of the Company and the Company Subsidiaries.

(j) To the knowledge of the Company, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Company Intellectual Property or the rights of the Company or any of the Company Subsidiaries therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Company Intellectual Property or the subject matter thereof.

(k) The Company and the Company Subsidiaries have taken reasonable security measures to protect and preserve the secrecy, confidentiality and value of all Trade Secrets owned by the Company or any of the Company Subsidiaries or used or held for use by the Company or any of the Company Subsidiaries in the Business (the “Company Trade Secrets”), including, without limitation, causing each former and current employee and consultant of the Company and the Company Subsidiaries and any other person with access to Company Trade Secrets to execute a binding written confidentiality agreement, copies or forms of which have been provided to KBL and, to the knowledge of the Company, there has not been any breach by any party to such confidentiality agreements. All current and former employees and consultants of the Company and the Company Subsidiaries that have access to confidential or proprietary information of the Company or any of the Company Subsidiaries, including with respect to any of their respective customers or business partners, have executed and delivered to the Company an agreement regarding the protection of such confidential or proprietary information, a form of which has been provided to KBL.

(l) Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Company Intellectual Property as the Company and the Company Subsidiaries had in the Company Intellectual Property immediately prior to the Effective Time; and the Surviving Corporation (as wholly-owned by KBL) will be permitted to exercise all of the Company’s and the Subsidiaries’ rights under the Company Licenses-In and Company Licenses-Out to the same extent the Company and the Subsidiaries would have been able to had the Contemplated Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any Subsidiary would otherwise be required to pay. Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement or the consummation of the Contemplated Transactions will (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company Intellectual Property, or impair the right of KBL, the Company or any Subsidiary, or the Surviving Corporation to use, possess, sell or license any Company Intellectual Property or portion thereof; (ii) cause the Company or any Subsidiary to breach any Company Licenses-In or Company Licenses-Out; (iii) result in the modification, cancellation, termination, suspension of, or acceleration of any rights, obligations or payments with respect to the Company Licenses-In or Company Licenses-Out; or (iv) give any non-Company party to any Company Licenses-In or Company Licenses-Out the right to do any of the foregoing. After the Closing, all Company Intellectual Property will be fully transferable, alienable or licensable by KBL without restriction and without payment of any kind to any third party.

(m) To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(n) Except as provided in Section 3.9(n) of the Company Disclosure Schedule, no (i) government funding, (ii) facilities of a university, college, other educational institution or research center, or (iii) funding from any Person (other than funds received in consideration for shares of capital stock of the Company) was used in the development of the Company Intellectual Property. To the knowledge of the Company, no current or former employee of the Company or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee was also performing services for the Company or any Subsidiary.

Section 3.10 Material Contracts. Section 3.10 of the Company Disclosure Schedule lists the following Company Material Contracts in effect as of the date of this Agreement:

(a) the Company Leases and the Company Ancillary Lease Documents;

(b) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by the Company or any of the Company Subsidiaries of, or pursuant to which in the last year the Company or any of the Company Subsidiaries paid, in the aggregate, $50,000 or more;

(c) any agreement for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to Company or any of the Company Subsidiaries of, or pursuant to which in the last year the Company or any of the Company Subsidiaries received, in the aggregate, $50,000 or more;

(d) any agreement that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e) any agreement that relates to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $50,000 in the aggregate;

(f) severance or change-in-control Contracts;

(g) any agreement which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of the Company or the Company Subsidiaries or, following the consummation of the Contemplated Transactions, the business and operations of Surviving Corporation, KBL or any Affiliate of KBL, is or would be conducted, or (ii) the scope of the business and operations of the Company and the Company Subsidiaries, taken as a whole, or which contains any “most favored nation” pricing provision;

(h) any agreement in respect of any Company Intellectual Property that provides for annual payments of, or pursuant to which in the last year the Company or any of the Company Subsidiaries paid or received, in the aggregate, $50,000 or more;

(i) any agreement containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of the Company Subsidiaries;

(j) any agreement with any Governmental Entity;

(k) any Contract with (a) an executive officer or director of the Company or any of the Company Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) a beneficial owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or the Company Subsidiaries);

(l) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m) any agreement with any of the top twenty (20) customers or suppliers for (i) the year ended December 31, 2018 and (ii) the six months ended June 30, 2019;

(n) any agreement requiring the Company or the Company Subsidiaries to guarantee the Liabilities of any Person (other than the Company or the Company Subsidiaries), or pursuant to which any Person (other than the Company or the Company Subsidiaries) has guaranteed the Liabilities of the Company or the Company Subsidiaries;

(o) any agreement that provides for, or is related to, the settlement or compromise of any proceeding settled or compromised since December 31, 2017 pursuant to which the cash amount paid or to be paid by or on behalf of the Company or the Company Subsidiaries exceeds $50,000, or which imposes any material ongoing non-monetary obligations upon the Company or the Company Subsidiaries that will survive the Closing;

(p) any agreement relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of the Company or any of the Company Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the ordinary course of business consistent with past practice; or

(q) any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from the Company or any of the Company Subsidiaries in excess of $50,000.

The Company has delivered or made available to KBL accurate and complete (except for applicable redactions thereto) copies of all material written Company Contracts, including all amendments thereto. There are no material Company Contracts that are not in written form. Neither the Company nor any Subsidiary of the Company has, nor to the Company’s knowledge, has any other party to a Company Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company or the Company Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (q) above (any such agreement, contract or commitment, a “Company Material Contract”) in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Material Adverse Effect. As to the Company and the Company Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company, any Subsidiary of the Company, or the Surviving Corporation to any Person under any Company Material Contract or give any Person the right to terminate or alter the provisions of any Company Material Contract. No Person is currently renegotiating, or to the knowledge of the Company, intends to renegotiate, any material amount paid or payable to the Company or any of the Company Subsidiaries under any Company Material Contract or any other material term or provision of any Company Material Contract.

Section 3.11   Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate except for: (a) current Liabilities, each of which is under $25,000 individually; (b) Liabilities for performance of obligations of the Company or any of its Subsidiaries under any Contracts (other than for breach thereof) identified on Section 3.11(b) of the Company Disclosure Schedule; and (c) Liabilities described in Section 3.11(c) of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary is party to any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.12   Compliance with Laws; Regulatory Compliance.

(a) Each of the Company and the Company Subsidiaries is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Company, (i) no investigation by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is active and pending, and (ii) no Governmental Entity has indicated orally or in writing an intention to conduct any investigation into the Company or any of the Company Subsidiaries.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and the Company Subsidiaries and their respective employees and agents holds all permits, licenses, variances, registrations, exemptions, Orders, consents, authorizations and approvals from the U.S. Food and Drug Administration (the “FDA”) and any other Governmental Entity that is concerned with the quality, identity, strength, purity, safety, efficacy or Manufacturing of any of the products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products or services currently under development by the Company or any Subsidiary (the “Company Products”) (any such Governmental Entity, a “Company Regulatory Agency”) necessary for the lawful operation of the businesses of the Company and each of the Company Subsidiaries as currently conducted (the “Company Permits”), including all authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the Public Health Service Act of 1944, as amended (“PHSA”), and the regulations of the FDA promulgated thereunder. Notwithstanding the foregoing, it is acknowledged that no Company Product is a marketed product or has received marketing approval and, therefore, that further permits, licenses, variances, registrations, exemptions, Orders, consents, authorizations and/or approvals will be required before any Company Product may be marketed. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such Company Permits are valid, and in full force and effect. Since December 31, 2016, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and the Company Subsidiaries is in compliance in all material respects with the terms of all Company Permits. No event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit.

(c) None of the Company or the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or a similar policy enforced by any other Company Regulatory Agency. None of the Company or the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent or Representative thereof, has engaged in any activity that would result in a material violation under applicable U.S. federal or state criminal or civil health care Laws (including without limitation the U.S. federal Anti-Kickback Statute, Stark Law, False Claims Act, Health Insurance Portability and Accountability Act (“HIPAA”), and any comparable state Laws), or the regulations promulgated pursuant to such Laws (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries that relates to an alleged violation of any Health Care Law. None of the Company or any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent or Representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. None of the Company or any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent or Representative thereof: (i) has ever been excluded, suspended, sanctioned or otherwise declared ineligible to participate in any federal health care program under 42 CFR § 1001.601, or any similar Law, nor is any such exclusion, suspension or other sanction threatened; or (ii) has ever been convicted of a criminal offense related to the provision of health care items or services. There are no Orders or similar actions to which the Company or any of the Company Subsidiaries or, to the knowledge of the Company, any director, officer, employee, agent or Representative thereof, are bound or which relate to Company Products, or alleged violation of any Health Care Law.

(d) Each of the Company and the Company Subsidiaries is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Company Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging, distribution and promotion of the Company Products. To the knowledge of the Company, all required pre-clinical toxicology studies conducted by or on behalf of the Company or the Company Subsidiaries and Company-sponsored clinical trials (or clinical trials sponsored by the Company or any other Subsidiary) conducted or being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDA’s current Good Manufacturing Practice, Good Laboratory Practice and Good Clinical Practice. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to KBL. To the knowledge of the Company, each clinical trial conducted by or on behalf of the Company or any of the Company Subsidiaries with respect to Company Products has been and is being conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including Good Clinical Practice, informed consent and all other applicable requirements contained in 21 CFR Parts 312, 50, 54, 56 and 11. Each of the Company and the Company Subsidiaries has filed all required notices (and made available to KBL copies thereof) of adverse drug experiences, injuries or deaths arising from clinical trials conducted by or on behalf of the Company or any of the Company Subsidiaries with respect to such Company Products.

(e) All applications, submissions, information and data utilized by the Company or any of the Company Subsidiaries as the basis for, or submitted by or on behalf of the Company or any of the Company Subsidiaries in connection with any and all requests for a Company Permit relating to the Company or any of the Company Subsidiaries, when submitted to the FDA or any other Company Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or any other Company Regulatory Agency.

(f)   None of the Company or the Company Subsidiaries nor, to the knowledge of the Company, any of the Representatives, licensors, licensees, assignors or assignees thereof, has received any notice that the FDA or any other Company Regulatory Agency has initiated, or threatened to initiate, any Action to suspend or place restrictions on any clinical trial, suspend or terminate any Investigational New Drug Application or comparable Clinical Trial Application sponsored by the Company or any of the Company Subsidiaries or otherwise restrict the pre-clinical research related to or clinical study of any Company Product or any drug product being developed by any licensee or assignee of the Company Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Company Product. None of the Company or any of the Company Subsidiaries is in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Company Products. To the knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(g) The Company and each of the Company Subsidiaries are, and have been for the past six (6) years, in compliance with the requirements of: (i) all applicable privacy and security Laws governing health information; and (ii) all contractual obligations concerning the collection, use, storage and disclosure of health information. To the knowledge of the Company there has been no unauthorized use, access, modification or disclosure of health information, including any Breach of “Unsecured Protected Health Information,” as those terms are defined by HIPAA, by the Company, any of the Company Subsidiaries, or any of their respective clinical trial sites. The Company and each of the Company Subsidiaries is not now, and has never been, subject to HIPAA and is not a party to any business associate agreement, as defined by HIPAA. Additionally, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Company Subsidiaries, taken as a whole, each of the Company and the Company Subsidiaries is, and at all times since December 31, 2016, has been, in compliance with (i) all federal, state, local and foreign laws, rules and regulations pertaining to (A) data security, cyber security, and e-commerce, and (B) the collection, storage, use, access, disclosure, processing, security, and transfer of personal information (collectively, “Data Activities”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Company Subsidiaries, taken as a whole, each of the Company and the Company Subsidiaries has implemented written policies relating to Data Activities as and to the extent required by applicable Law, and at all times since December 31, 2016, each of the Company and the Company Subsidiaries, as applicable, has been in compliance with such policies.

(h) The Company and the Company Subsidiaries have made available to KBL true, correct and complete copies of any and all material applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or any other Company Regulatory Agency, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or any other Company Regulatory Agency. The Company and the Company Subsidiaries have made available to KBL for review all material correspondence to or from the FDA or any other Company Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or any other Company Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or any other Company Regulatory Agency, or prepared by the FDA or any other Company Regulatory Agency or which bear in any way on the Company’s or any of the Company Subsidiaries’ compliance with regulatory requirements of the FDA or any other Company Regulatory Agency, or on the likelihood or timing of approval of any Company Products.

Section 3.13   Taxes and Tax Returns.

(a) Each income and other material Tax Return required to be filed by, or on behalf of, the Company or any of the Company Subsidiaries, has been filed. Each such Tax Return was true, correct and complete in all material respects as of the date of filing.

(b) The Company and each of the Company Subsidiaries (i) have paid (or has had paid on its behalf) all income and other material Taxes due and owing by the Company and the Company Subsidiaries, whether or not shown as due on any Tax Return, and (ii) have withheld and remitted to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) The unpaid Taxes of the Company and the Company Subsidiaries (A) did not, as of December 31, 2018, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.

(d) Section 3.13(d) of the Company Disclosure Schedule lists all federal, state, local and foreign income and other material Tax Returns filed with respect to the Company or any of the Company Subsidiaries for taxable periods ended on or after December 31, 2016, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to KBL correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company or any of the Company Subsidiaries since December 31, 2016.

(e) There are no liens for Taxes (other than any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet) upon any of the assets of the Company or any of the Company Subsidiaries.

(f) None of the Company or any of the Company Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return that has not been filed or with respect to any material Tax assessment or deficiency.

(g) None of the Company or any of the Company Subsidiaries has waived any statute of limitations with respect to any material Taxes.

(h) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return or material Tax of the Company or any of the Company Subsidiaries.

(i) None of the Company or any of the Company Subsidiaries has received notice, whether written or oral, of any proposed material deficiencies from any Taxing Authority that have not been resolved or paid in full.

(j) In the past three (3) years, none of the Company or any of the Company Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) None of the Company or any of the Company Subsidiaries is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than commercial contracts entered into in the ordinary course of business with vendors, customers or landlords, the primary purpose of which does not relate to Taxes).

(l) None of the Company or any of the Company Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was the Company or (B) has any liability for the Taxes of any person (other than the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise pursuant to applicable Law.

(m) The taxable year of the Company and the Company Subsidiaries for all income Tax purposes is the fiscal year ended December 31, and each of the Company and the Company Subsidiaries uses the accrual method of accounting in keeping its books and in computing its taxable income.

(n) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) No Company Subsidiary that was organized outside of the United States (i) would be required to take into account a material amount of income pursuant to Section 951 or Section 951A of the Code if the taxable year of such Company Subsidiary ended on the Closing Date (ii) is a resident of any jurisdiction other than that of its incorporation, or (iii) is engaged in a U.S. trade or business.

(p) None of the Company or any of the Company Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(q) None of the Company or any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election with respect to income from the discharge of Indebtedness under Section 108(i) of the Code; or

(vii) election pursuant to Section 965(h) of the Code.

(r) Within the past six (6) years, no written claim has been made by any Taxing Authority that the Company or any of the Company Subsidiaries is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns.

(s) None of the Company or the Company Subsidiaries has taken any action, or has any knowledge of any fact or circumstance, that would reasonably be expected to prevent the Contemplated Transactions, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.14   Employee Benefit Programs.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a list of every material Employee Program maintained by Company or any Subsidiary (the “Company Employee Programs”).

(b) Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination. No event or omission has occurred that would reasonably be expected to cause any Company Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) There is no material failure of any party to comply with any Laws applicable with respect to the Company Employee Programs. Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to any Company Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to operate and administer the Company Employee Programs in accordance with their respective terms and in compliance with ERISA and other applicable Laws, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Company Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Company Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued.

(d) Neither the Company nor any ERISA Affiliate of the Company has maintained an Employee Program subject to Title IV of ERISA, including a Multiemployer Plan. None of the Company Employee Programs provides or represents an obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws).

(e) Each Company Employee Program may be amended, terminated, or otherwise discontinued by KBL after the Effective Time in accordance with its terms without material liability to the Company, KBL or any of their respective Subsidiaries.

(f)   None of the Company or any of the Company Subsidiaries is a party to any written (i) agreement with any stockholders, director, or employee of the Company or any of the Company Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of the Company Subsidiaries of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding the Company or any of the Company Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions. There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Company made any such payment, and the consummation of the transactions contemplated herein shall not obligate Company or any other entity to make any parachute payment that would be subject to Section 280G of the Code. Neither the Company nor any Subsidiary has ever had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code.

(g) Each Company Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No stock option granted under any Company Stock Option Plan that is intended to be exempt from the application of Section 409A of the Code has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option (in each case, within the meaning of Section 409A of the Code). No payment to be made under any Company Employee Program is, or would reasonably be expected to be, subject to the penalties of Section 409A(a)(1) of the Code and neither the Company nor any Subsidiary is under any obligation to gross up any Taxes under Section 409A of the Code.

(h) For purposes of this Section 3.14:

(i) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(ii) An entity is an “ERISA Affiliate” of Company if it would have ever been considered a single employer with Company under ERISA Section 4001(b) or part of the same “controlled group” as Company for purposes of ERISA Section 302(d)(8)(C).

Section 3.15   Labor and Employment Matters.

(a) None of the Company or any of the Company Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the knowledge of the Company, none of the Company or any of the Company Subsidiaries is subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving the Company or any of the Company Subsidiaries.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or any of the Company Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state law equivalents, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) none of the Company or any of the Company Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Business and classified by the Company or any of the Company Subsidiaries as other than an employee or compensated other than through wages paid by the Company or any of the Company Subsidiaries through its respective payroll department (“Company Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date of this Agreement or amounts required to be reimbursed to such employees or Company Contingent Workers; (iii) there are no outstanding grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; (iv) none of the employment policies or practices of the Company or any of the Company Subsidiaries is currently being audited or investigated, or to the knowledge of the Company, subject to imminent audit or investigation by any Governmental Entity; (v) none of the Company or any of the Company Subsidiaries is, or within the last three (3) years has been, subject to any Order by any Governmental Entity or private settlement contract in respect of any labor or employment matters; (vi) each of the Company or any of the Company Subsidiaries is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed; (vii) all employees of the Company or any of the Company Subsidiaries are employed at-will and no such employees are subject to any contract with the Company or any of the Company Subsidiaries or any policy or practice of the Company or any of the Company Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by the Company or any of the Company Subsidiaries; (viii) to the extent that any Company Contingent Workers are employed, each of the Company or any of the Company Subsidiaries has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (ix) the Company and the Company Subsidiaries have properly classified their respective employees as exempt or non-exempt under the Fair Labor Standards Act, as amended, its state law equivalents, and all other relevant Laws; and (xi) there are no pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or the Company Subsidiaries under any workers’ compensation policy or long-term disability policy. None of the Company or any of the Company Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law affecting any site of employment of the Company or any of the Company Subsidiaries or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries, and, during the ninety (90)-day period preceding the date of this Agreement, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company or any of the Company Subsidiaries.

(c) Section 3.15(c)(i) of the Company Disclosure Schedule contains a complete and accurate list of all employees of the Company and the Company Subsidiaries as of the date of this Agreement, setting forth for each employee his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes whether paid on a salary, hourly or commission basis and the actual annual base salary or rates of compensation, bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the Contemplated Transactions. Section 3.15(c)(ii) of the Company Disclosure Schedule also contains a complete and accurate list of all current Company Contingent Workers , showing for each Company Contingent Worker such individual’s role in the Business and fee or compensation arrangements.

Section 3.16 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) the Company and the Company Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the Company Leased Real Property;

(b) none of the Company or any of the Company Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by the Company or the Company Subsidiaries at or on the Company Leased Real Property that requires reporting, investigation or remediation by the Company or the Company Subsidiaries pursuant to any Environmental Law;

(c) none of the Company or any of the Company Subsidiaries has (i) received notice, whether written or oral, under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the knowledge of the Company, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d) to the knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Company Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company or the Company Subsidiaries pursuant to any Environmental Law.

Section 3.17 Insurance. The Company has delivered or made available to KBL accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of the Company Subsidiaries. Each of such insurance policies is in full force and effect and Company and each of the Company Subsidiaries are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since December 31, 2017, neither the Company nor any Subsidiary of the Company has received any notice, whether written or oral, or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company or any Company Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and each of the Company Subsidiaries was, as of the date of such provision, accurate and complete. The Company and each of the Company Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Proceeding pending or threatened against Company or any Company Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding, or informed the Company or any Subsidiary of the Company of its intent to do so.

Section 3.18 Books and Records. Each of the minute and record books of the Company and the Company Subsidiaries has been made available to KBL and contains complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of the Company and the Company Subsidiaries, since the formation of each applicable entity and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of the Company and the Company Subsidiaries comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

Section 3.19 Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company or any of the Company Subsidiaries from any Governmental Entity, and, to the knowledge of the Company, no basis exists for any Governmental Entity to seek payment or repayment from the Company or any Company Subsidiary of any amount or benefit received, or to seek performance of any obligation of the Company or any of Company Subsidiary, under any such program.

Section 3.20 Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedule describes any material transactions or relationships, since December 31, 2015, between, on one hand, the Company or any of the Company Subsidiaries and, on the other hand, any (a) executive officer or director of the Company or any of the Company Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) beneficial owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or the Company Subsidiaries) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. None of the Persons referenced in clauses (a), (b) or (c) of the previous sentence owns or licenses any assets or properties, including, without limitation, Intellectual Property Rights that are used or useful in the Business.

Section 3.21 Legal Proceedings; Orders.

(a) Except as set forth on Section 3.21 of the Company Disclosure Schedule, there is no pending Proceeding, and no Person has threatened to commence any Proceeding: (i) that involves the Company or any Subsidiary of the Company, any director or officer of the Company (in his or her capacity as such) or any of the material assets owned or used by the Company and/or any Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. No event has occurred, and no claim, dispute or, to the knowledge of the Company, threat or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceeding. With regard to any Proceeding set forth on Section 3.21 of the Company Disclosure Schedule, the Company has provided KBL or its counsel with copies of all pleadings and material written correspondence related to such Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Proceedings and other information material to an assessment of such Proceeding. The Company has an insurance policy or policies that is expected to cover such Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Proceeding under such insurance policy or policies.

(b) There is no Order to which the Company or any Subsidiary of the Company, or any of the material assets owned or used by the Company or any Subsidiary of the Company, is subject. To the knowledge of the Company, no officer or other key employee of the Company or any Subsidiary of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Business or to any material assets owned or used by the Company or any Subsidiary of the Company.

Section 3.22 Illegal Payments. None of the Company or any of the Company Subsidiaries (including any of its respective officers or directors) has taken or failed to take any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, the Unfair Competition Prevention Act of Japan or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. None of the Company or any of the Company Subsidiaries or, to the knowledge of the Company, any third party acting on behalf of the Company or any of the Company Subsidiaries, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity, or to obtain an improper advantage in order to assist the Company, any of the Company Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, the Company or any of the Company Subsidiaries. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Entity.

Section 3.23 Inapplicability of Anti-takeover Statutes. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the other Contemplated Transactions.

Section 3.24 Vote Required. The affirmative vote (or action by written consent) of the holders of a majority of the outstanding stock of the Company entitled to vote thereon (the “Company Stockholder Approval”), is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to adopt or approve this Agreement, and approve the Merger, the Contemplated Transactions and the other matters set forth in Section 5.11(b)(i) of this Agreement.

Section 3.25 No Financial Advisor. Except as set forth in Section 3.25 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.

Section 3.26 Compliance with Applicable Sanctions and Embargo Laws.

(a) Since December 31, 2016, neither the Company nor the Company Subsidiaries nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is (i) a person or entity named on the List of Specially Designated Nationals Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the OFAC consolidated sanctions list or in any executive order issued by the President of the United States and administered by OFAC, or a person or entity prohibited by any OFAC sanctions program or a person or entity whose property and interests in property subject to U.S. jurisdiction are otherwise blocked under any U.S. laws, executive orders or regulations; (ii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more persons described in subsection (i); (iii) a person or entity listed on the Sectoral Sanctions Identifications (“SSI”) List maintained by OFAC or otherwise determined by OFAC to be subject to one or more of the directives issued under Executive Order 13661 of March 20, 2014, or an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more persons or entities that are subject to the SSI List restrictions; or (iv) a person or entity named on the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Entity List or Unverified List.

(b) The Company and the Company Subsidiaries have not, since December 31, 2016, violated the above referenced laws or regulations, or any other applicable sanctions, embargo, or export control laws or regulations, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Company Subsidiaries, taken as a whole.

(c) There are no known or reasonably suspected legal, regulatory, or administrative proceedings, filings, orders, or governmental investigations alleging any such violations of the above referenced laws or regulations, or any other applicable sanctions, embargos, or export control laws or regulations, except as is not or would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Company Subsidiaries, taken as a whole.

Section 3.27   Disclosure; Company Information. The information relating to the Company and the Company Subsidiaries to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information in the Proxy Statement relating to the Company and the Company Subsidiaries (including any Company Financial Statements) will not, on the date the Proxy Statement is first mailed to the KBL Stockholders or at the time of the KBL Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

Section 3.28 No Additional Representations.

NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES, INCLUDING ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3.

NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES MAKES ANY REPRESENTATIONS OR WARRANTIES TO KBL REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY AND/OR ANY OF ITS SUBSIDIARIES.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO KBL

Except (a) as set forth in the written disclosure schedules delivered by KBL to the Company (the “KBL Disclosure Schedule”) or (b) as disclosed in the KBL Reports (as defined below) filed with the SEC prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such KBL Reports and excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent predictive, cautionary or forward-looking in nature), other than with respect to the representations and warranties set forth in Section 4.4, which shall not be qualified by such KBL Reports, KBL represents and warrants to the Company as follows.

Section 4.1 Organization. KBL is a Delaware corporation validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. KBL is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect. The KBL Charter and KBL Bylaws, as amended from time to time, copies of which are publicly available, are true, correct and complete copies of such documents as in effect on the date of this Agreement and KBL is not in violation of any provision thereof.

Section 4.2 Authority. Assuming KBL obtains the KBL Stockholder Approval, KBL has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. Assuming KBL obtains the KBL Stockholder Approval, the execution, delivery and performance by KBL of this Agreement and any other documents or agreements required to consummate the Contemplated Transactions, and the consummation by KBL of the Contemplated Transactions have been duly authorized by KBL, and no other corporate proceedings on the part of KBL are necessary to authorize KBL’s execution, delivery and performance of any document or agreement to which it is specified to be a party or the consummation by KBL of the Contemplated Transactions. Assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties hereto, this Agreement constitutes a legal, valid and binding obligation of KBL, enforceable against KBL in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.3 Non-Contravention; Consents.

(a) Neither the execution, delivery or performance by KBL of this Agreement or any transaction document to which it is specified to be a party, nor the consummation by KBL of the Contemplated Transactions, will (a) conflict with or violate any provision of any of the KBL Charter or the KBL Bylaws, (b) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which KBL is a party or by which KBL or any of its properties or assets may be bound, (c) violate any material Laws applicable to KBL or any of its material properties or assets, or (d) except for any required filings pursuant to the Securities Act, Exchange Act or Nasdaq, require on the part of KBL any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity, except, in the cases of clauses (b) through (d) of this Section 4.3, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(b) There are no Proceedings or investigations by any Governmental Entity pending or, to the Knowledge of KBL, threatened, against KBL, nor are there any Orders naming KBL.

Section 4.4 Capitalization.

(a) The authorized capital stock of KBL consists of 35,000,000 shares of common stock, $0.0001 par value per share (“KBL Common Stock”), and 1,000,000 shares of preferred stock, $0.0001 par value per share (“KBL Preferred Stock”), of which 8,168,215 shares of Common Stock (the “KBL Common Shares”) and zero (0) shares of Preferred Stock (the “KBL Preferred Shares” and together with KBL Common Shares, the “KBL Issued Shares”) are issued and outstanding as of the date hereof and as of immediately prior to the Closing. All of the KBL Issued Shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) were issued in compliance with all applicable state and federal securities Laws, (iv) are not subject to any Encumbrances (other than Permitted Encumbrances), (v) were not issued in violation of any Encumbrance, purchase option, call option, right of first refusal, preemptive rights, subscription right or any similar right under applicable Law, the KBL Charter or the KBL Bylaws, or any Contract to which KBL is a party or by which it is bound.

(b) Each of the KBL Warrants are, and after giving effect to the transactions contemplated hereby, will be, exercisable for one share of KBL Common Stock at an exercise price of $5.75 per half share or $11.50 per whole share, in accordance with the KBL Organizational Documents. As of the date hereof and as of immediately prior to the Closing, 11,250,000 KBL Public Warrants to purchase 5,750,000 shares of KBL Common Stock are outstanding and 502,500 KBL Private Warrants to purchase 251,250 shares of KBL Common Stock are outstanding. The KBL Warrants are exercisable in accordance with the KBL Organizational Documents, provided in each case that there is an effective registration statement under the Securities Act covering the shares of KBL Common Stock issuable upon exercise thereof. All of the KBL Warrants (i) are valid and binding obligations of KBL and enforceable against KBL in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity, (ii) have been issued in compliance with all applicable state and federal securities Laws, (iii) are not subject to any Encumbrances (other than Permitted Encumbrances), and (iv) shall not be issued in violation of any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the KBL Charter or the KBL Bylaws or any Contract to which KBL is a party or by which it is bound.

(c) Each of the KBL Public Rights shall entitle the holder thereof to receive one-tenth (1/10) of one share of KBL Common Stock upon consummation of the Business Combination. As of the date hereof and as of immediately prior to the Closing, KBL Public Rights to receive 1,150,000 shares of KBL Common Stock and KBL Private Rights to receive 50,250 shares of KBL Common Stock are outstanding. All of the KBL Rights (i) are valid and binding obligations of KBL and enforceable against KBL in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity, (ii) have been issued in compliance with all applicable state and federal securities Laws, (iii) are not subject to any Encumbrances (other than Permitted Encumbrances), and (iv) shall not be issued in violation of any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the KBL Charter or the KBL Bylaws or any Contract to which KBL is a party or by which it is bound.

(d) Other than the KBL Issued Shares, the KBL Units, and the underlying KBL Warrants and KBL Rights, there are no other shares of capital stock or other equity securities of KBL authorized, issued, reserved for issuance or outstanding. Except as expressly contemplated under or set forth in this Agreement and the KBL Organizational Documents, KBL has not (i) granted any outstanding options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, any shares of capital stock or other KBL Equity Securities; (ii) entered into any Contracts relating to the issuance, sale, transfer, voting or registration of any shares of capital stock or other equity securities of KBL, or options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, any of the foregoing; or (iii) granted or authorized any stock appreciation, phantom stock, profit participation or similar rights (in each case as to which KBL has any outstanding liabilities or obligations). Except for the rights of holders of shares of KBL Common Stock to convert their shares of KBL Common Stock into cash held in the Trust Account (all of which rights will expire at Closing), there are no Contracts to which KBL is a party or by which it is bound to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of KBL. There are no Contracts to which KBL is a party or by which it is bound to vote or dispose of any shares of capital stock or other equity securities of KBL and no revocable or irrevocable proxies or voting agreements with respect to any shares of capital stock or other equity securities of KBL, except as contemplated by this Agreement and the KBL Organizational Documents.

(e) Except for its interests in Merger Sub, KBL does not own, directly or indirectly, any shares of capital stock or other equity securities of any other Person.

(f) The Transaction Shares, when and if issued, shall be (i) duly authorized, validly issued, fully paid and nonassessable, (ii) issued in compliance with all applicable state and federal securities Laws, (iii) not subject to any Encumbrances (other than Permitted Encumbrances), and (iv) not issued in violation of any Encumbrance, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the KBL Charter or the KBL Bylaws or any Contract to which KBL is a party or by which it is bound.

Section 4.5 Trust Account. As of July 16, 2019, KBL had $50,065,226.83 in the trust account established by KBL for the benefit of its public stockholders (the “Trust Account”), which monies are invested in “government securities” (as such term is defined in the Investment Company Act), and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of June 1, 2017, by and between KBL and Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity, and has not been amended, supplemented or modified since the execution hereof. KBL has complied in all material respects with the terms of the Trust Agreement and is not in breach of or in default under the Trust Agreement. There are no separate Contracts, side letters, or other arrangements or understandings (express or implied) that would cause the description of the Trust Agreement set forth in the KBL Reports to be inaccurate or that would entitle any Person (other than the Public Stockholders who elect to redeem their shares of KBL Common Stock in connection with the Business Combination (the “Electing Stockholders”)) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, other than to the Electing Stockholders. There are no Proceedings pending or, to the Knowledge of KBL, threatened, with respect to the Trust Account or the Trust Agreement.

Section 4.6 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, KBL owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by KBL in the operation of its business and which are material to KBL, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

Section 4.7 Listing. The issued and outstanding KBL Equity Securities are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. KBL is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq, including the requirements for continued listing of the KBL Equity Securities on Nasdaq, and, there are no Proceedings pending or, to the knowledge of KBL, threatened against KBL with respect thereto. KBL has not received any notice from Nasdaq or the SEC, in each case, regarding the deregistration or delisting of the KBL Equity Securities, and neither KBL nor any of its Affiliates have taken any action in an attempt to deregister the KBL Equity Securities under the Exchange Act.

Section 4.8 KBL Reports; Financial Information.

(a) KBL has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports, schedules, proxies, registrations and other documents required to be filed or furnished by KBL with the SEC since the date of formation of KBL under the Laws of the State of Delaware (the “Formation Date”), and all such forms, statements, certifications, reports, schedules, proxies, registrations and other documents required to be filed subsequent to the date hereof will be timely filed (all of the foregoing forms, statements, certifications, reports, schedules, proxies, registrations and other documents, together with any amendments, restatements or supplements thereto, and all exhibits thereto and documents incorporated therein by reference, the “KBL Reports”). Each of the KBL Reports, at the time of its filing or being furnished, complied, or, if not yet filed or furnished, will comply with the applicable rules and regulations of the SEC with respect thereto, as applicable, and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to KBL Reports. As of their respective dates, the KBL Reports filed or furnished to the SEC since the Formation Date did not, and any KBL Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The KBL Units, KBL Common Stock, KBL Warrants and KBL Rights constitute the only outstanding classes of capital stock of KBL registered under the Exchange Act.

(c) KBL has made available to the Company all material correspondence between the SEC or any other Governmental Entity, on the one hand, and KBL, on the other hand, since the Formation Date. There are no outstanding or unresolved comments from the SEC’s staff with respect to any of KBL Reports. To the Knowledge of KBL, (i) none of the KBL Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any KBL Report.

(d) Since the Formation Date, KBL has been in compliance with the applicable provisions of the Sarbanes-Oxley Act. KBL maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15, as applicable, under the Exchange Act and as necessary to permit preparation of financial statements in accordance with GAAP. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by KBL is recorded, processed, summarized and reported, and that all such information is accumulated and communication to the individuals responsible for the preparation of KBL’s filings with the SEC and other public disclosure documents to allow timely decisions regarding disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. KBL maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since the Formation Date, neither KBL (including any Representative thereof) nor its independent registered public accounting firm has identified or been made aware of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting of KBL, (ii) instances of fraud, whether or not material, involving the management of KBL or other Representatives who have (or had) a role in the preparation of financial statements or the internal control over financial reporting utilized by KBL or (iii) any claim or allegation regarding any of the foregoing.

(e) Each of the audited financial statements and unaudited interim financial statements included in or incorporated by reference into the KBL Reports (including the related notes and schedules thereto, if any) since the Formation Date (i) complied, or in the case of the KBL Reports filed after the date hereof, will comply, as to form in all material respects with all applicable Law, including the rules and regulations of the SEC with respect thereto, (ii) were prepared, or in the case of the KBL Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, and (iii) fairly presents, or in the case of the KBL Reports filed after the date of this Agreement, will fairly present, in all material respects (A) the consolidated financial condition of KBL as of its date and (B) the results and operations, earnings and changes in financial condition, as the case may be, of KBL for the periods set forth therein (subject, in the case of unaudited interim financial statements, to notes and normal year-end audit adjustments, none of which are material, individually or in the aggregate).

(f) There are no outstanding loans or other extensions of credit made by KBL to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of KBL. KBL has not taken any action prohibited by Section 13(k) of the Exchange Act.

Section 4.9 Investment Company Act; JOBS Act. KBL is not, and following the Closing will continue to not be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act. KBL constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

Section 4.10 KBL Material Contracts. Section 4.10 of KBL Disclosure Schedule sets forth a correct and complete list of all KBL Material Contracts. Each KBL Material Contract is a valid and binding obligation of KBL, and, to the knowledge of KBL, of each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity). None of the KBL Material Contracts have been canceled or otherwise terminated, and KBL has not received any written notice from any Person regarding any such cancellation or termination or any material default, in each case, with respect to any KBL Material Contract.

Section 4.11 Information Supplied. None of the information supplied or to be supplied by KBL expressly for inclusion or incorporation by reference in the filings with the SEC (including KBL Reports and mailings to the KBL Stockholders with respect to the solicitation of proxies to approve the transactions contemplated hereby (including the Proxy Statement)) will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by KBL or that is included in the KBL Reports).

Section 4.12 KBL Tax Matters.

(a) All Tax Returns required to be filed by KBL (the “KBL Tax Returns”) have been timely filed (taking into account applicable extensions of time in which to file), and all KBL Tax Returns are true, complete and correct in all material respects.

(b) KBL has fully and timely paid all Taxes required to have been paid by KBL.

(c) All deficiencies for material Taxes asserted or assessed in writing against KBL have been fully and timely paid.

(d) To the Knowledge of KBL, KBL has not been a party to any “listed transactions” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(e) Within the past two (2) years, KBL has not distributed any shares of capital stock or other equity securities of another Person, or had its shares of capital stock or other equity securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f)   KBL has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid over under all applicable Laws.

(g) KBL is not currently the beneficiary of any extension of time within which to file any Tax Return that has not been filed or with respect to any material Tax assessment or deficiency.

(h) KBL has not waived any statute of limitations with respect to any material Taxes.

(i) There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return or material Tax of KBL.

(j) KBL has not received notice, whether written or oral, of any proposed material deficiencies from any Taxing Authority that have not been resolved or paid in full.

(k) Since inception, KBL has not distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) KBL is not party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than commercial contracts entered into in the ordinary course of business with vendors, customers or landlords, the primary purpose of which does not relate to Taxes).

(m) KBL (A) is not and has never been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was KBL or (B) has any liability for the Taxes of any person (other than KBL) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise pursuant to applicable Law.

(n) The taxable year of KBL for all income Tax purposes is the fiscal year ended December 31, and KBL uses the accrual method of accounting in keeping its books and in computing its taxable income.

(o) KBL has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) No Subsidiary of KBL that was organized outside of the United States (i) would be required to take into account a material amount of income pursuant to Section 951 or Section 951A of the Code if the taxable year of such Subsidiary ended on the Closing Date (ii) is a resident of any jurisdiction other than that of its incorporation, or (iii) is engaged in a U.S. trade or business.

(q) KBL has not participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(r) KBL will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election with respect to income from the discharge of Indebtedness under Section 108(i) of the Code; or

(vii) election pursuant to Section 965(h) of the Code.

(s) Within the past six (6) years, no written claim has been made by any Taxing Authority that KBL is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns.

(t) KBL has not taken any action, or has any knowledge of any fact or circumstance, that would reasonably be expected to prevent the Contemplated Transactions, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.13 Inapplicability of Anti-takeover Statutes. The board of directors of KBL has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the other Contemplated Transactions.

Section 4.14 Business Activities.

(a) Since the Formation Date, KBL has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination and maintenance of its corporate existence. Except as set forth in the KBL Organizational Documents, there is no Contract or Order binding upon KBL or to which KBL is party, which has, or would reasonably be expected to have, the effect of prohibiting or impairing any business practice of KBL or any acquisition of property by KBL or the conduct of business by KBL as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had, and would not reasonably be expected to have a Material Adverse Effect.

(b) KBL does not own, or have a right to acquire, directly or indirectly, any interest or investment (whether debt or equity) in any Person. Except for this Agreement and the transactions contemplated hereby, KBL has no interest, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case, whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) KBL has no KBL Benefit Plans.

(d) Except for liabilities and obligations (i) reflected or reserved for on KBL’s consolidated balance sheet for the year ended December 31, 2018 as reported on Form 10-K or disclosed in the notes thereto, (ii) described in the Section 4.14(d) of the KBL Disclosure Schedule, (iii) incurred in the ordinary course of business since the date of KBL’s consolidated balance sheet for the period ended December 31, 2018 as reported on Form 10-K, (iv) for performance of obligations of KBL under any Contracts (other than for breach thereof) or (iv) incurred in connection with or contemplated by this Agreement or the transactions contemplated hereby, KBL does not have any liabilities of a type that are required by GAAP to be reflected or reserved against in a balance sheet of KBL.

Section 4.15 Litigation. Except as set forth on Section 4.15 of the KBL Disclosure Schedule, (a) there are no Actions pending or, to the knowledge of KBL, threatened against KBL in writing which, and (b) KBL is not subject to (nor are any properties or assets of KBL bound by or subject to) any outstanding Orders, writs, judgments, injunctions, decrees or awards that, if not complied with, in either case, would prevent or materially delay or impair the ability of KBL to perform its obligations under this Agreement and the Related Documents to which it is or will be a party or to consummate the transactions contemplated hereby or thereby.

Section 4.16 Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, KBL acknowledges and agrees that none of the Company or any of the Company Subsidiaries has made or is making, and KBL expressly disclaims reliance upon, any representations, warranties, or statements relating to the Company or the Company Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article 3, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or any of the Company Subsidiaries furnished or made available to KBL, or any of its Representatives. Without limiting the generality of the foregoing, KBL acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospect information that may have been made available to KBL or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement).

ARTICLE 5
COVENANTS

Section 5.1 Conduct of Business of the Company and its Subsidiaries.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company and its Subsidiaries shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by KBL, conduct the Business in the ordinary course consistent with past practice in all material respects.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law or any contract or agreement to which the Company, any Subsidiary or any of their respective Affiliates are a party or bound, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by KBL, the Company and the Company Subsidiaries shall not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution in respect of, any equity interests, or repurchase, redeem, or otherwise acquire any outstanding equity interests of the Company or any Subsidiary;

(ii) acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person, other than the acquisition of assets or inventory in the ordinary course of business;

(iii) amend the Governing Documents of the Company or any Subsidiary, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) sell, lease, license or otherwise dispose of any assets of the Business, other than the sale or disposition of inventory or obsolete equipment in the ordinary course of business;

(v) transfer, issue, sell, grant or otherwise dispose of (A) any equity interests of the Company or any Subsidiary or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company or any Subsidiary to issue, deliver or sell any equity interests of the Company or any Subsidiary, as the case may be;

(vi) form any Subsidiary or acquire any equity interest or other interest in any other Person;

(vii) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party in excess of Two Hundred and Fifty Thousand Dollars ($250,000), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of Two Hundred and Fifty Thousand Dollars ($250,000).

(viii) (A) amend, modify or terminate any Company Material Contract or Company Leased Real Property (excluding, for the avoidance of doubt, any expiration of any Company Material Contract or Company Leased Real Property pursuant to its terms), (B) waive any benefit or right under any Company Material Contract or Company Leased Real Property, or (C) enter into any contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Company Material Contract;

(ix) make any loans, advances or capital contributions to, or investments in, any Person except KBL or the Sponsor;

(x) except in the ordinary course of business, as required under the terms of any Employee Benefit Plan or applicable Law, or arrangements the cost of which is borne by the Company (A) adopt or amend any material Company Plan, including in respect of enhanced severance arrangements, or enter into any Employee Benefit Plan that if entered into prior to the execution and delivery of this Agreement would be a Company Plan; (B) increase the compensation or benefits payable to any employee of the Company or any of its Subsidiaries; (C) with respect to the Company or any of its Subsidiaries, enter into, adopt, extend, renew, terminate or materially amend any collective bargaining agreement or other Agreement with any labor organization or labor union, or (D) engage in any “plant closing” or “mass layoff” (as those terms are defined under WARN) or similar layoff under applicable Laws;

(xi) (A) make, change or revoke any election concerning Taxes outside the ordinary course of business consistent with past practice, (B) enter into any material Tax closing agreement, (C) settle any material Tax claim or assessment, or (D) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xii) initiate any Proceeding or enter into, or propose to enter into, any releases, settlements or compromises of any Proceedings;

(xiii)   adopt a plan of complete or partial liquidation, dissolution, or restructuring of the Company or any of its Subsidiaries;

(xiv) with respect to the Company, any of its Subsidiaries or the Business, commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than capital expenditures in an amount not to exceed $25,000;

(xv)   enter into, conduct, engage in or otherwise operate any new line of business;

(xvi) enter into, renew, modify or revise any Company Related Party Transaction (or any contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Company Related Party Transaction);

(xvii)    transfer any cash or cash Equivalents to a new bank account in any jurisdiction in which the Company or any of its Subsidiaries does not, as of the date of this Agreement, maintain one or more bank accounts; or

(xviii) enter into any agreement to take, or cause to be taken, any of the actions.

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6). Without limiting the generality of the foregoing, each of the Parties shall use commercially reasonable efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. All costs incurred in connection with obtaining such consents, including, if applicable, the HSR Act filing fee, shall be borne by KBL; provided, however, that each Party shall bear its out-of-pocket costs and expenses of its own legal counsel and other advisors or consultants in connection with the preparation of any such filings or consents. Each Party shall make, or cause to be made, to the extent necessary, an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, the filing under the HSR Act within ten (10) Business Days) after the date of this Agreement (unless filed prior to the date of this Agreement) and shall respond as promptly as practicable to any requests by the appropriate Governmental Entities for additional information and documentary material pursuant to the HSR Act, if applicable. Each Party shall promptly inform the other Parties of any communication between such Party and any Governmental Entity regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, if applicable, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Contemplated Transactions, except with the prior written consent of the other Parties. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any the Company, any of the Company Subsidiaries or any entity, facility or asset of such Party or any of its Affiliates, (B) terminate, amend or assign existing relationships and contractual rights or obligations, (C) amend, assign or terminate existing licenses or other agreements, or (D) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates (including, in the case of the Company, the Company and the Company Subsidiaries), except with such other Party’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing and termination of this Agreement in accordance with its terms, each of KBL and Merger Sub, on the one hand, and the Company, on the other hand, shall give counsel for the other Party a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of KBL or Merger Sub, the Stockholder Representative and the Company, or, in the case of the Company, KBL in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of KBL or Merger Sub, the Stockholder Representative, or, in the case of the Company, KBL, the opportunity to attend and participate in such meeting or discussion.

(c) Except as required by this Agreement, the Company and its Subsidiaries shall not, and shall cause their respective Affiliates not to, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, in each case, that would prevent or materially delay obtaining the consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company and its Subsidiaries shall not, and shall cause its Affiliates and their respective ultimate parent entities and Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents, authorizations, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement (including, if applicable, pursuant to the HSR Act) or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement.

(d) Each of the Company and the Company Subsidiaries agrees to use reasonable best efforts to cause Cassels Brock & Blackwell LLP (“Cassels”) to deliver an opinion to KBL, in the form reasonably satisfactory to KBL and its counsel, to the effect that (a) the Reorganization was duly and validly consummated in accordance with all applicable laws of the Province of British Columbia, (b) this Agreement and the Contemplated Transactions do not conflict with any of the applicable documents governing the Reorganization and (c) all of the Exchangeable Shares have been duly authorized and are validly issued, fully paid and nonassessable.

Section 5.3 Access to Information; Confidentiality. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall provide to KBL and its Representatives during normal business hours reasonable access to the books and records of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company or its Subsidiaries). All of such information shall be treated as “Confidential Information” pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.

Section 5.4 Public Announcements.

(a) None of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Contemplated Transactions without the prior written consent of the Stockholder Representative and KBL; provided, however, that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law, it being understood and agreed that each Party shall, to the extent reasonably practicable, confer with the other Parties concerning the timing and content of such press release or public announcement before the same is made.

(b) The Seller Representative and KBL shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), KBL shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws. The Stockholder Representative and KBL shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), KBL shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such report, statement, filing, notice or application.

Section 5.5 [Reserved].

Section 5.6 Indemnification; Directors’ and Officers’ Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company, KBL and Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, KBL or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Governing Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Company, KBL or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, KBL shall cause the Governing Documents of KBL and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Governing Documents of the Company, KBL and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.6(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) Neither KBL, Merger Sub nor the Company shall settle, compromise or consent to the entry of any Order in any actual or threatened Proceeding in respect of which indemnification has been or could be sought by a D&O Indemnified Person under this Section 5.6(b) unless such settlement, compromise or Order includes an unconditional release of such D&O Indemnified Person from all liability arising out of such Proceeding. Neither KBL, Merger Sub nor the Company shall have any obligation under this Section 5.6 to any Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For the benefit of the Company’s, KBL’s and Merger Sub’s directors and officers, the Company shall prior to the Effective Time obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than KBL’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, KBL and the Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and KBL and the Company shall timely pay all premiums with respect to the D&O Tail Insurance.

(d) In the event KBL or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of KBL or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6. KBL shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.6.

(e) The D&O Indemnified Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.6 are intended to be third party beneficiaries of this Section 5.6. This Section 5.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of KBL, Merger Sub and the Company.

Section 5.7 Tax Matters.

(a) KBL, Merger Sub, the Company, and the Company Subsidiaries shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). KBL, Merger Sub and the Company shall treat, and shall not take any tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) All Transfer Taxes shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, KBL will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Company shall use commercially reasonable efforts to provide KBL with evidence available to the Company reasonably satisfactory to KBL that such Transfer Taxes have been paid by the Company Stockholders.

(d) The Company shall use commercially reasonable efforts to obtain an opinion of tax counsel to the Company satisfying the requirements of Item 601 of Regulation S-K under the Securities Act dated as of a date reasonably requested by Parent, prior to the Registration Statement being declared effective.

Section 5.8 Exclusive Dealing - the Company and its Subsidiaries.

(a) Without the prior written consent of KBL, none of the Company, any of the Company’s Subsidiaries or any Representative of any of the Company or the Company’s Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Company Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Contemplated Transactions or resolve, propose or agree to do any of the foregoing.

(b) For purposes of this Agreement, “Company Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or consolidation, or any similar transaction involving the Company or the Company’s Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of twenty percent (20%) or more of the assets of the Company and the Company’s Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing twenty percent (20%) or more of the voting power of the Company (including securities of the Company currently beneficially owned by such Person); provided, however, that the term “Company Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

(c) Neither the Company Board nor any committee of the Company Board shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to KBL, the Company Board Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any Company Acquisition Proposal, or make any public statement inconsistent with its recommendation or fail to reaffirm the Company Board Recommendation or fail to state publicly that the Merger and this Agreement are in the best interests of the Company Stockholders, within ten (10) Business Days after KBL requests in writing that such action be taken (any action described in this sentence being referred to as a “Company Change of Recommendation”).

(d) The Company shall notify KBL no later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Company Acquisition Proposal and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror.

(e) Each of the Company and its Subsidiaries shall, and shall cause each of their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Company Acquisition Proposal.

Section 5.9 Exclusive Dealing – KBL.

(a) Without the prior written consent of the Company, none of KBL, any of the Company’s Subsidiaries or any Representative of any of KBL or its Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a KBL Acquisition Proposal, (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a KBL Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a KBL Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Contemplated Transactions or resolve, propose or agree to do any of the foregoing; provided, however, that nothing contained herein shall prevent the KBL Board from taking any of the actions referred to in clauses (A) through (C) of this Section 5.9(a), if it determines in good faith upon the advice of counsel that the failure to take such action would be reasonably likely to be inconsistent with the KBL Board’s fiduciary duties under applicable Law.

(b) Except as otherwise provided in Section 5.9(e), neither the KBL Board nor any committee of the KBL Board shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to the Company or the Company Subsidiaries, the KBL Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any KBL Acquisition Proposal, or make any public statement inconsistent with its recommendation or fail to reaffirm the KBL Recommendation or fail to state publicly that the Merger and this Agreement are in the best interests of the KBL Stockholders, within ten (10) Business Days after the Company requests in writing that such action be taken (any action described in this sentence being referred to as a “KBL Change of Recommendation”).

(c) KBL shall notify the Company no later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a KBL Acquisition Proposal and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror.

(d) KBL shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a KBL Acquisition Proposal.

(e) Nothing in this Section 5.9 shall prohibit the KBL Board from making any disclosure to the KBL Stockholders, if, in the good faith judgment of the KBL Board upon the advice of counsel, the failure to take such action or make such disclosure would be reasonably likely to be inconsistent with the KBL Board’s fiduciary duties under applicable Law.

Section 5.10 Disclosure Documents.

(a) As promptly as practicable after the date hereof, (i) KBL shall prepare and file with the SEC a proxy statement relating to the KBL Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) KBL, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the Transaction Shares to be issued by virtue of the Merger. Each of KBL and the Company shall use their commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of the Transaction Shares pursuant to the Merger. Each of KBL, Merger Sub and the Company shall furnish all information concerning itself and their Subsidiaries (including, for the avoidance of doubt, the Company Subsidiaries), as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. KBL covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by the Company or its Subsidiaries to KBL for inclusion in the Registration Statement (including the Company Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, KBL makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or its Subsidiaries (including, for the avoidance of doubt, the Company Subsidiaries) or any of their Representatives for inclusion therein. KBL shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. If KBL, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the KBL Stockholders.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, KBL shall provide the Company a reasonable opportunity to review and comment on such document or response and shall discuss with the Company and include in such document or response, comments reasonably and promptly proposed by the Company. KBL will advise the Company, promptly after KBL receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of KBL Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Company shall reasonably cooperate with KBL and provide KBL, and use its commercially reasonable efforts to cause its Representatives to provide, KBL and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding the Company that is required by Law to be included in the Form S-4 or reasonably requested from the Company to be included in the Form S-4.

Section 5.11   Stockholder Approval.

(a) Stockholders’ Consent.

(i) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than forty-eight (48) hours thereafter, the Company shall obtain the Company Stockholder Written Consent executed by the Company Minimum Holders and sufficient for the Company Stockholder Approval in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (A) adopting this Agreement and approving the Merger and all other Contemplated Transactions, (B) acknowledging that such adoption and approval of the Merger is irrevocable and that such stockholder is aware it may have the right to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (C) acknowledging that by its approval of the Merger it is not entitled to appraisal or dissenters’ rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve the Merger or this Agreement. In addition, the Company shall seek the delivery by each Company Stockholder of a Joinder.

(ii) The Company agrees that (i) the Company Board shall recommend that the Company’s stockholders vote (or take action by written consent) to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.11(a)(i) (the recommendation of the Company Board that the Company’s stockholders approve the Merger being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to KBL, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to KBL or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Company Acquisition Proposal shall be adopted or proposed.

(iii) The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholders Written Consent in accordance with Section 5.11(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Acquisition Proposal or by any Company Change in Recommendation.

(iv)   In connection with the solicitation of the Company Stockholder Written Consent from its stockholders to adopt this Agreement and approve the Merger, the Company shall furnish to KBL, as promptly as possible, and in any event within forty-eight (48) hours after receiving notice from KBL that the Registration Statement shall have been declared effective under the Securities Act, a copy of such executed Company Stockholder Written Consent.

(v) Reasonably promptly following receipt of the Company Stockholder Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Company Stockholder that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company Stockholders and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the Company Charter and Company Bylaws and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the Company Stockholders in accordance with this Section 5.11(a)(v) shall be subject to KBL’s advance review and reasonable approval.

(b) KBL Stockholder Meeting.

(i) KBL shall take all action necessary in accordance with applicable Laws and the KBL Charter and KBL Bylaws to promptly call, give notice of, convene and hold a meeting of the KBL Stockholders (the “KBL Stockholder Meeting”) to consider and vote on proposals to adopt this Agreement and the Merger (including, to the extent required, the issuance of any PIPE Shares, the amendment of the KBL Charter, as set out in Section 2.1(d)(ii) and the adoption of the Exchangeable Share Structures) and to approve the issuance of the Transaction Shares by virtue of the Merger (collectively, the “KBL Stockholder Proposals”). The KBL Stockholder Meeting shall be held as promptly as practicable after the effective date of the Registration Statement (on a date selected by KBL in consultation with the Company) but in no event later than sixty (60) days after the effective date of the Registration Statement. If sufficient votes to obtain the approval of KBL Stockholder Proposals have not been obtained as of the close of business on the Business Day prior to the scheduled date of the KBL Stockholder meeting, KBL shall have the right to adjourn or postpone the KBL Stockholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days in the aggregate from the original date that the KBL Stockholder Meeting was scheduled.

(ii) Unless the KBL Board has effected a KBL Change of Recommendation and terminated this Agreement to enter into a definitive agreement with respect to a KBL Superior Offer pursuant to Section 7.1(h), KBL’s obligation to call, give notice of and hold the KBL Stockholder Meeting in accordance with Section 5.11(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any KBL Acquisition Proposal or by any KBL Change of Recommendation.

(iii) Except in the case of a KBL Change of Recommendation, KBL agrees that (i) the KBL Board shall recommend that the KBL Stockholders approve the KBL Stockholder Proposals (the “KBL Recommendation”) and KBL shall include such KBL Recommendation in the Proxy Statement and (ii) the KBL Recommendation shall not be withdrawn or modified (and the KBL Board shall not publicly propose to withdraw or modify the KBL Recommendation) in a manner adverse to the Company, and no resolution by the KBL Board or any committee thereof to withdraw or modify the KBL Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any KBL Acquisition Proposal shall be adopted or proposed.

(c) Except in the case of a KBL Change of Recommendation, KBL shall use its commercially reasonable efforts to solicit from the KBL Stockholders proxies in favor of the KBL Stockholder Proposals and shall take all other action necessary or advisable to secure the approval of the KBL Stockholder Proposals. KBL shall ensure that all proxies solicited in connection with the KBL Stockholder Meetings are solicited in material compliance with all applicable Laws. KBL, in its capacity as the sole stockholder of Merger Sub, shall approve the Merger.

Section 5.12 Related Party Transactions. Each of the Company and its Subsidiaries shall take all necessary actions to ensure that all Company Related Party Transactions set forth on Section 5.12 of the Company Disclosure Schedules are terminated at or prior to Closing, with no further liability or other Losses to KBL, the Company, the Surviving Corporation or their respective affiliates with respect thereto.

Section 5.13 Financial Statements.

(a) Within thirty (30) days of the date of this Agreement, the Company will furnish to KBL (i) the Company’s unaudited financial statements as of and for the three and six month periods ended June 30, 2019 and 2018 on a stand-alone basis, (ii) unaudited financial statements as of and for the three and six month periods ended June 30, 2019 and 2018 for each of the Company’s Subsidiaries on a stand-alone basis, and (iii) unaudited financial statements as of and for the three and six month periods ended June 30, 2019 and 2018 for the Company and the Company’s Subsidiaries on a pro forma combined basis, in each of clauses (i) through (iii) which will (A) be prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and (B) fairly present, in all material respects, the financial position and operating results of the Company and the Company’s Subsidiaries as of the dates and for the periods indicated therein, which financial statements will be suitable for inclusion in the Proxy Statement and the Registration Statement.

(b) As soon as practicable after the date of delivery of the unaudited financial statements required pursuant to Section 5.13(a), but in no event later than thirty (30) days after such date of delivery, the Company will furnish to KBL (i) the Company’s audited financial statements as of and for the fiscal years ended December 31, 2018 and 2017 on a stand-alone basis (audited in accordance with the standards of the PCAOB), (ii) audited financial statements as of and for the fiscal years ended December 31, 2018 and 2017 for each of the Company’s Subsidiaries on a stand-alone basis (audited in accordance with the standards of the PCAOB), and (iii) pro forma combined financial statements as of and for the fiscal years ended December 31, 2018 and 2017 for the Company and the Company’s Subsidiaries, in each of clauses (i) through (iii) which will (A) be prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, (B) fairly present, in all material respects, the financial position and operating results of the Company and the Company’s Subsidiaries as of the dates and for the periods indicated therein, which financial statements will be suitable for inclusion in the Proxy Statement and the Registration Statement, and (C) not be materially different in an adverse manner from the unaudited financial statements set forth in Section 5.13(a) above.

(c) Prior to Closing, the Company shall use commercially reasonable efforts to deliver to KBL (in each case in a form and substance substantially similar to any such statements or information that are currently prepared by the Company in the ordinary course), within thirty (30) days of the end of each calendar month, true and complete copies of an unaudited balance sheet and statement of income for the Company and each of the Company’s Subsidiaries for the previous month, along with comparisons versus budget with respect to (A) profit and loss, (B) balance sheet and (C) capital expenditures.

Section 5.14 Conduct of Business of KBL.

(a) During the Interim Period, KBL shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.14(a) of the KBL Disclosure Schedules or as consented to in writing by the Company (not to be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course consistent with past practice in all material respects. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as contemplated by any PIPE Investment) or any Ancillary Document, as required by applicable Law, as set forth on Section 5.14(a) of the KBL Disclosure Schedules or as consented to in writing by the Company, KBL shall not, and shall cause its Subsidiaries not to, do any of the following:

(i) amend, supplement, change, restate or modify the Trust Agreement, any KBL Material Contract, the certificate of incorporation, bylaws or other Governing Documents of KBL or any of its Subsidiaries, or enter into any agreement or contract related to the Trust Agreement;

(ii) (A) make, set aside, declare or pay any dividend or distribution to the shareholders of KBL or make any other distributions in respect of the share capital, capital stock or other equity interests of KBL or any of its Subsidiaries, except for dividends by any of the wholly owned Subsidiaries of KBL, (B) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the share capital, capital stock or other equity interests of KBL or any of its Subsidiaries, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, shares of capital stock, warrants or other equity interests of KBL or any its Subsidiaries, other than a redemption of KBL capital stock made as part of the KBL Shareholder Redemption;

(iii) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party in excess of Two Hundred and Fifty Thousand Dollars ($250,000), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of Two Hundred and Fifty Thousand Dollars ($250,000) (provided, that this Section 5.14(a)(iii) shall not prevent KBL from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Contemplated Transactions, including any PIPE Investment, and costs and expenses necessary for an Extension (such expenses, “Extension Expenses”));

(iv) make any loans, advances or capital contributions to any other Person;

(v) (x) issue any KBL Equity Securities or securities exercisable for or convertible into KBL Equity Securities, (y) grant any additional options, warrants or stock appreciation rights with respect to KBL Equity Securities not outstanding on the date of this Agreement or (z) enter into any contracts of any kind (A) that may obligate KBL to issue, purchase, redeem, sell, vote or otherwise acquire any KBL Equity Securities, (B) relating to options, stock appreciation rights, warrants or rights (including any preemptive rights) with respect to KBL Equity Securities or other securities convertible into or exchangeable or exercisable for KBL Equity Securities or (C) the value of which is determined by reference to KBL Equity Securities;

(vi) form a joint venture, partnership or strategic alliance with any Person;

(vii) form or cause to be formed any new Subsidiary except Merger Sub;

(viii) waive, release, assign, settle, compromise or otherwise resolve any material Actions, except where such waivers, releases, assignments, settlements or compromises are covered by insurance and would not impose equitable relief upon KBL or any of its Subsidiaries;

(ix) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(x) (A) adopt, enter into, terminate or amend any “employee benefit plan” (as defined in Section 3(3) of ERISA) other than as required by applicable Law or (B) increase the compensation of any Person who is a director or officer of KBL;

(xi) acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person, other than the acquisition of assets or inventory in the ordinary course of business;

(xii) transfer, issue, sell, grant or otherwise dispose of (A) any equity interests of KBL or any Subsidiary of KBL or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating KBL or any Subsidiary of KBL to issue, deliver or sell any equity interests of KBL or any Subsidiary of KBL, as the case may be;

(xiii) (A) amend, modify or terminate any KBL Material Contract (excluding, for the avoidance of doubt, any expiration of any KBL Material Contract), (B) waive any benefit or right under any KBL Material Contract, or (C) enter into any contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a KBL Material Contract;

(xiv) (A) make, change or revoke any election concerning Taxes outside the ordinary course of business consistent with past practice, (B) enter into any material Tax closing agreement, (C) settle any material Tax claim or assessment, or (D) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business; or

(xv) enter into any agreement, arrangement or understanding, or otherwise become obligated, to do any action prohibited under this Section 5.14(a).

Section 5.15 No Trading. The Company, the Stockholder Representative and KBL each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of KBL, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, the Stockholder Representative and KBL each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of KBL (other than to engage in the transactions in accordance with Article 2 of this Agreement), communicate such information to any third party, take any other action with respect to KBL in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.16 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee (which notice KBL shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, KBL (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use commercially reasonable efforts to cause the Trustee to (A) pay as and when due all amounts payable to the Public Stockholders of KBL pursuant to the KBL Shareholder Redemption, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.17 PIPE Investment. Notwithstanding anything to the contrary contained herein, prior to the Closing, KBL may enter into subscription agreements with investors relating to a private equity investment in KBL to purchase shares of KBL (“PIPE Shares”) in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company and KBL, acting reasonably (a “PIPE Investment”). KBL and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as requested by KBL).

Section 5.18 Post-Closing Board of Directors and Executive Officers. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts and take all necessary action so that the Persons listed in Schedule 5.18 are elected or appointed, as applicable, to the positions of officers and directors of KBL and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person listed in Schedule 5.18 is unable or unwilling to serve as officer or director of KBL or the Surviving Corporation, as set forth therein, the Party appointing such Person (as set forth on Schedule 5.18) shall designate a successor.

Section 5.19 Exchangeable Share Structures.

(a) KBL shall enter into the Supplemental Agreements and make best efforts to ensure that the Exchangeable Share Structures are adopted on terms substantially similar to the Exchangeable Share Structures of the Company and the Company Subsidiaries.

(b) Following the Effective Time and while any Exchangeable Shares are outstanding, KBL will use its reasonable best efforts to ensure that CannBioRex Callco ULC, CannBioRex Purchaseco ULC, Katexco Callco ULC or Katexco Purchaseco ULC (or any successor thereto as the issuer of the Exchangeable Shares) will continue to be a “taxable Canadian corporation” within the meaning of the Canadian Tax Act (as of the Effective Time and any modifications of such definitions which are consistent with the general principle thereof).

(c) Subject to the Voting and Exchange Agreements, the Support Agreements and the Exchangeable Share Provisions, so long as any outstanding KBL Exchangeable Shares are owned by any Person, KBL shall not, and agrees to cause its Affiliates to not, take any action relating to a plan or agreement of complete or partial liquidation, dissolution or winding-up, merger, consolidation, continuation, change of residence, amalgamation, restructuring, recapitalization or other material reorganization of CannBioRex Callco ULC, CannBioRex Purchaseco ULC, Katexco Callco ULC or Katexco Purchaseco ULC or any of their successors that results, prior to a redemption date, in (i) the recognition under the Canadian Tax Act (or the provincial equivalent) of any accrued gain on a holder’s KBL Exchangeable Shares, recognition of which was deferred on a consummation of the transactions contemplated by this Agreement, or (ii) dividends on the KBL Exchangeable Shares being subject to withholding tax (other than withholding tax imposed under the laws of Canada or the United States or a state, province, territory or other political subdivision thereof).

Section 5.20 Trust Extension.

(a) On or prior to the fifth (5th) Business Day prior to the date on which, (x) with respect to an Automatic Payment, the payment for each Automatic Extension is required to be paid by KBL, or (y) with respect to the Additional Extension, the proxy statement for the Additional Extension Meeting is mailed to KBL Stockholders (or if sooner, the fifth (5th) Business Day prior to the date of the Additional Extension Meeting), the Company, any of the Company’s Subsidiaries or Tyche, as the case may be (the “Covered Expense Payer”) will deposit in escrow with the Expense Escrow Agent (a) the additional amount required to fund any Automatic Extension (“Automatic Extension Funding Expenses”) or (b) if there is an Additional Extension Meeting, the amount required to pay (or reimburse KBL for) (i) any and all fees, costs or expenses paid or payable in connection with the Additional Extension, including, without limitation, any proxy agent fees, printing fees, accounting and legal fees (but excluding the Additional Extension Funding Expenses (as defined below)) (collectively, “Extension Preparation Expenses”), and (ii) amounts owed to the Trust Account in order to induce KBL’s public stockholders to consent to the extension of the deadline for KBL to consummate its Business Combination and not redeem their KBL shares in connection therewith (the “Additional Extension Funding Expenses” and, together with the Extension Preparation Expenses the “Additional Extension Expenses” and, any of the Additional Extension Expenses, the Automatic Extension Expenses and/or the Operating Expenses, “Covered Expenses”); provided, that the Covered Expense Payer shall not be required to pay in the aggregate more than $500,000 in Automatic Extension Funding Expenses and Additional Extension Expenses. Payment of the Automatic Extension Funding Expenses and/or Additional Extension Funding Expenses shall be disbursed to the Trust Account by the Expense Escrow Agent from escrow upon written direction from KBL solely for the purposes of increasing the redemption amount payable to the Public Stockholders. Payment of the Extension Preparation Expenses shall be disbursed by the Expense Escrow Agent from escrow upon written direction from KBL; provided, that payment of Extension Preparation Expenses to the Sponsor or officers or directors of KBL or the Sponsor (other than travel and other out-of-pocket costs and expenses incurred by officers or directors of KBL in the course of the performance of their duties (or by Leslie Hwang, an employee of an affiliate of the Sponsor, in assisting the officers or directors of KBL)) shall first be pre-approved by the Company (such approval not to be unreasonably withheld, delayed or conditioned).

(b) Any amounts paid by the Covered Expense Payer for Covered Expenses will be deemed to be an interest-free unsecured loan by the Covered Expense Payer to KBL, subject to a promissory note in form and substance reasonably acceptable to the Company, and due and payable to the Company or the Company Subsidiary, as applicable, after payment of redeeming Public Stockholders, upon the earlier of (i) the consummation of KBL’s Business Combination (whether with the Company or another entity) and (ii) the liquidation of KBL in the event that it does not consummate a Business Combination (the “Covered Expense Loans”). In the event that the Business Combination has not been consummated by the end of the third Automatic Extension or the Additional Extension, as applicable, then promptly (but in any event within three (3) Business Days) thereafter, KBL will use any remaining funds in escrow with the Expense Escrow Agent to prepay the Covered Expense Loans to the Company or the Company Subsidiary and then any amount outstanding under the Assigned Note to the Company or the Company Subsidiary, as applicable.

(c) Promptly upon receipt of any funds by the Company or any of its Subsidiaries, but in any event within three (3) Business Days of receipt of such funds, the Company shall pay to KBL the first Two Hundred and Fifty Thousand Dollars ($250,000) of such funds in cash.

Section 5.21 Listing of KBL Common Stock. KBL will use commercially reasonable efforts to cause the Transaction Shares to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing. During the Interim Period, KBL shall use commercially reasonable efforts to remain listed as a public company on the Nasdaq. During the Interim Period, KBL will use commercially reasonable efforts to keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Interim Period, if KBL receives any written or, to the knowledge of KBL, oral notice from Nasdaq that KBL has failed, or would reasonably be expected to fail, to meet the Nasdaq listing requirements as of the Closing or within six months thereafter for any reason, then KBL shall give prompt written notice of such Nasdaq notice to the Company, including a copy of any written notice received from Nasdaq or a summary of any oral notice received from Nasdaq.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) to the extent necessary, any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) receipt of any required regulatory approvals and necessary third party approvals;

(e) this Agreement, the Merger, and the other Contemplated Transactions shall have been duly adopted and approved by the Company Stockholder Approval, and the KBL Stockholder Proposals shall have been duly approved by the KBL Stockholder Approval; and

(f)   after giving effect to the KBL Stockholder Redemption and any PIPE Investment, KBL shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining.

Section 6.2 Other Conditions to the Obligations of KBL. The obligations of KBL to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by KBL of the following further conditions:

(a) (i) each of the representations and warranties set forth in Section 3.2 shall be true and correct in all but de minimis respects as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct in all but de minimis respects as of the specified date; and (ii) each of the other representations and warranties of the Company, disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all respects as of the Closing as though made on and as of the Closing, except (A) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of the specified date and (B) as would not have a Material Adverse Effect;

(b) The Company shall have performed and complied in all material respects with the covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing;

(c) since the date of this Agreement, no Material Adverse Effect has occurred;

(d) prior to or at the Closing, the Company shall have delivered the following documents in form and substance reasonably satisfactory to KBL:

(i) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied;

(ii) evidence, in form and substance reasonably acceptable to KBL, that each Company Related Party Transaction set forth on Section 5.12 of the Company Disclosure Schedules has been terminated as of the Closing Date with no further liability to KBL, the Surviving Corporation, the Company or any of their respective affiliates;

(iii) the Indemnity Escrow Agreement duly executed by KBL, the Stockholder Representative and the Indemnity Escrow Agent;

(iv) [Reserved];

(v) the Company Lock-up Agreements duly executed by stockholders of the Company representing no less than 75% of the shares of Company Common Stock;

(vi) the Supplemental Agreements duly executed by CannBioRex Purchaseco ULC, CannBioRex Callco ULC, Katexco Purchaseco ULC, Katexco Callco ULC and Odyssey Trust Company, as applicable;

(vii) each of the KBL Employment Agreements duly executed by KBL; and

(viii) the Assigned Note shall have been amended, in form and substance reasonably acceptable to KBL, such that the Assigned Note shall be payable entirely in shares of KBL Common Stock to the Company Stockholders at a price per share equal to $10.00.

(e) Either (i) the period during which any holders of shares of Company Capital Stock can exercise their statutory appraisal rights under Section 262 of the DGCL in connection with the Merger shall have expired and no holders of shares of Company Capital Stock entitled to exercise such statutory appraisal rights shall have exercised (and not subsequently withdrawn or waived) such statutory appraisal rights or (ii) the holders of shares of Company Capital Stock representing 97% of the votes entitled to be cast by holders of shares of Company Capital Stock entitled to exercise such statutory appraisal rights shall have effectively waived their statutory appraisal rights under Section 262 of the DGCL in connection with the Merger by execution and delivery of the Company Stockholder Written Consent.

(f) The Backstop Purchase Agreement shall be in full force and effect and Tyche shall have complied in all respects with its duties and obligations thereunder.

(g) KBL shall have made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to KBL to be released to KBL at the Closing.

(h) The Reorganization shall have been consummated.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) the representations and warranties set forth in Article, disregarding all “materiality”, “Material Adverse Effect” and similar qualifications, shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue to be true and correct in all material respects as of the specified date as of the Closing;

(b) KBL shall have performed and complied in all material respects with the covenants required to be performed or complied with by it under this Agreement on or prior to the Closing;

(c) prior to or at the Closing, KBL shall have delivered the following documents in form and substance reasonably satisfactory to the Stockholder Representative:

(i) a certificate of an authorized officer of KBL, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied;

(ii) the Supplemental Agreements duly executed by KBL: and

(iii) the Indemnity Escrow Agreement duly executed by KBL and the Indemnity Escrow Agent.

Section 6.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts or reasonable best efforts, as the case may be, to cause the Closing to occur, as required by Section 5.2.

ARTICLE 7
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of KBL and the Company duly authorized by the KBL Board and the Company Board;

(b) by either KBL or the Company if the Merger shall not have been consummated by December 9, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the Registration Statement and/or Proxy Statement is still being reviewed or commented on by the SEC, either Party shall be entitled to extend the date for termination of this Agreement pursuant to this Section 7.1(b) for an additional sixty (60) days;

(c) by either KBL or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by KBL if the Company Stockholder Approval shall not have been obtained within forty-eight (48) hours of the Registration Statement becoming effective in accordance with the provisions of the Securities Act;

(e) by either KBL or the Company if (i) the KBL Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and KBL’s stockholders shall have taken a final vote on the KBL Stockholder Proposals and (ii) the KBL Stockholder Proposals shall not have been approved at the KBL Stockholder Meeting (or at any adjournment or postponement thereof);

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of KBL or Merger Sub set forth in this Agreement, or if any representation or warranty of KBL or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in KBL’s or Merger Sub’s representations and warranties or breach by KBL or Merger Sub is curable by KBL or Merger Sub, then this Agreement shall not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy and its intention to terminate pursuant to this Section 7.1(f) until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to KBL or Merger Sub of such breach or inaccuracy and (ii) KBL or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to KBL or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 7.1(f) (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(f) as a result of such particular breach or inaccuracy if such breach by KBL or Merger Sub is cured prior to such termination becoming effective);

(g) by KBL, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that KBL is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 7.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from KBL to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 7.1(g) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from KBL to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 7.1(g) (it being understood that this Agreement shall not terminate pursuant to this Section 7.1(g) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

(h) by KBL in connection with KBL entering into a definitive agreement to effect a KBL Superior Offer.

Section 7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.3, 5.4, 7.3, 9.18, Article 9 and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.18). Without limiting the foregoing, and except as provided in Section 7.3 and this Section 7.2 (but subject to Section 9.18, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.15), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

Section 7.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that the Company shall bear all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(i) Notwithstanding Section 7.2 or Section 7.3(a), in the event that there is a termination of this Agreement by KBL pursuant to Section 7.1(h), and within 12 months after the date of the termination of this Agreement, KBL consummates an alternative initial merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business acquisition or combination, or entering into contractual arrangements, with one or more businesses or entities (an “Alternative Business Combination”) (or enters into a definitive agreement to consummate an Alternative Business Combination, which is later consummated), KBL shall (I) pay to the Company an amount in cash equal to the sum of the amounts then outstanding under the Assigned Note and the Covered Expense Loans and (II) cause the Founder Shares Escrow Agent to transfer to Tyche a number of Escrowed Founder Shares equal in value to three (3) times the amount calculated pursuant to clause (I) above, with each Escrowed Founder Share valued at the Per Share Redemption Price (collectively, clauses (I) and (II), the “Company Termination Fee”).

(b) If this Agreement is terminated in a circumstance in which the Company Termination Fee becomes payable as provided in Section 7.3(b)(i), then KBL shall pay, or cause to be paid, to the Company, by wire transfer of immediately available funds to an account designated in writing by the Company, the Company Termination Fee within ten (10) Business Days after the consummation of such Alternative Business Combination and KBL’s receipt of a written statement from the Company setting forth the amount of the Company Termination Fee.

ARTICLE 8
INDEMNIFICATION

Section 8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the KBL Indemnitee to the Stockholder Representative prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2 Indemnification by Company Stockholders and Company Subsidiaries. Subject to the other terms and conditions of this Article 8, the Company Stockholders and the Company Subsidiaries (collectively, the “Indemnifying Parties”), jointly and severally, shall indemnify and defend each of KBL and its Affiliates (including the Company and the Surviving Corporation) and their respective Representatives (collectively, the “KBL Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the KBL Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or any of its Subsidiaries pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or any of its Subsidiaries pursuant to this Agreement;

(c) any claim made by any Company Stockholder or any stockholder of any of the Company’s Subsidiaries relating to the Transaction Shares or such Person’s rights with respect to Transaction Shares or otherwise;

(d) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares; or

(e) any Transaction Expenses or Indebtedness of the Company or any of its Subsidiaries outstanding as of the Closing to the extent not paid or satisfied by the Company or any of its Subsidiaries at or prior to the Closing, or if paid by KBL or Merger Sub at or prior to the Closing.

Section 8.3 Certain Limitations. The indemnification provided for in Section 8.2 shall be subject to the following limitations:

(a) The aggregate amount of all Losses for which the Indemnifying Parties shall be liable pursuant to Section 8.2(a) shall not exceed the aggregate value of the Indemnity Escrow Shares (the “Cap”). Notwithstanding anything to the contrary in this Agreement, the sole recourse of the KBL Indemnitees against the Indemnifying Parties shall be the Indemnity Escrow Shares.

(b) For purposes of this Article 8, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(c) With respect to any claim for indemnification pursuant Section 8.2, for so long as there is at least one (1) Continuing KBL Director on the KBL Board, the Continuing KBL Directors shall have sole authority on behalf of a KBL Indemnitee to (a) pursue or not pursue any indemnification claim against the Indemnifying Parties, (b) consent to, compromise or settle any indemnification claim, (c) conduct negotiations with the Stockholder Representative and its Representatives regarding such indemnification claim, and, in connection therewith, to: (A) assert or institute any indemnification claim; (B) investigate, defend, contest or litigate any indemnification claim and compromise or settle on such terms as the Continuing KBL Directors in their sole discretion shall determine to be appropriate. In connection with this Section 8.3(c), KBL, the Indemnifying Parties and the Surviving Corporation shall provide any and all relevant information related to or with respect to a potential claim for indemnification pursuant to this Article 8 to the Continuing KBL Directors. In connection with the Continuing KBL Directors exercise of their rights and duties pursuant to this Section 8.3(c), the Continuing KBL Directors shall be permitted to hire counsel and advisors of its choosing and the payment of the fees and disbursements of such counsel and advisors shall be borne by KBL.

Section 8.4 Indemnity Escrow Account.

(a) Subject to Section 8.3 and Section 8.7, the Indemnity Escrow Account shall constitute full security for the benefit of KBL (on behalf of itself or any other KBL Indemnitee) with respect to any indemnifiable Losses pursuant to the indemnification obligations of the Indemnifying Parties under Section 8.2. Subject to Section 8.3 and pursuant to the terms set forth in the Indemnity Escrow Agreement, the Indemnity Escrow Agent shall hold the Indemnity Escrow Account until 11:59 p.m. local time on the date that is twelve months after the Closing Date (the “Indemnity Escrow Release Date”). Neither the Indemnity Escrow Shares (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any lien, sold, assigned or transferred by KBL or the Surviving Corporation or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of KBL or the Surviving Corporation, in each case prior to the distribution of the Indemnity Escrow Shares to the Indemnifying Parties in accordance with Section 8.4(b) or to KBL in accordance with this Article 8 and the terms set forth in the Indemnity Escrow Agreement. For purposes of this Article 8, the Indemnity Escrow Shares shall be valued at the Per Share Redemption Price and shall be the sole recourse and source of recovery for any indemnity claims hereunder.

(b) Promptly following the Indemnity Escrow Release Date (but in no event later than two (2) Business Days thereafter), the Stockholder Representative and KBL shall deliver to the Indemnity Escrow Agent joint written instructions directing the Indemnity Escrow Agent to distribute any remaining Transaction Shares in the Indemnity Escrow Account less a number of Indemnity Escrow Shares in the Indemnity Escrow Account equal to the aggregate value of all unsatisfied or disputed indemnifiable Losses set forth in any Claim Notice delivered to the Stockholder Representative on or prior to the Indemnity Escrow Release Date in accordance with this Article 8. Any portion of the Indemnity Escrow Shares held by the Indemnity Escrow Agent following the Indemnity Escrow Release Date with respect to pending but unresolved claims for indemnification pursuant to this Article 8 that is not awarded to KBL upon the resolution of such claims shall be promptly distributed by the Indemnity Escrow Agent to the Indemnifying Parties. KBL and the Stockholder Representative shall, promptly after final resolution of such pending claims (but in no event later than two Business Days thereafter), execute a joint instruction to release such amounts from the Indemnity Escrow Account in accordance with such final resolution thereof. For purposes of this Section 8.4(b), for so long as at least one (1) Continuing KBL Director is serving as a director on the KBL Board, any instructions delivered to the Indemnity Escrow Agent must be signed by at least one Continuing KBL Director for such instructions to be considered valid.

Section 8.5 Indemnification Procedures.

(a) Third Party Claims. If any KBL Indemnitee receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such KBL Indemnitee with respect to which the Indemnifying Parties are obligated to provide indemnification under this Agreement, the KBL Indemnitee shall give the Stockholder Representative reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim (a “Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Parties of their indemnification obligations, except and only to the extent that the Indemnifying Parties forfeit rights or defenses by reason of such failure. Such notice by the KBL Indemnitee shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the KBL Indemnitee. The Stockholder Representative shall have the right to participate in, or by giving written notice to the KBL Indemnitee, to assume the defense of any Third Party Claim at the Stockholder Representative’s expense, including the employment of counsel reasonably satisfactory to the KBL Indemnitee and the payment of the fees and disbursements of such counsel. Notwithstanding the foregoing, the Stockholder Representative shall not be entitled to assume the defense (and the KBL Indemnitee shall be entitled to have sole control over the defense) of a Third Party Claim if: (A) such Third Party Claim involves criminal allegations; (B) such Third Party Claim demands injunctive or other equitable relief; (C) such Third Party Claim (together with all other claims against the Indemnifying Parties and their respective Affiliates that are the subject of unresolved Claim Notices) seeks damages in excess of the then applicable remaining portion of the Cap; or (D) such Third Party Claim is asserted directly by or on behalf of a Person that is a supplier or customer of the Company or the Surviving Corporation. In the event that the Stockholder Representative assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the KBL Indemnitee. The KBL Indemnitee shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Stockholder Representative’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the KBL Indemnitee, provided, that if in the reasonable opinion of counsel to the KBL Indemnitee, (A) there are legal defenses available to a KBL Indemnitee that are different from or additional to those available to the Indemnifying Parties; or (B) there exists a conflict of interest between the Indemnifying Parties and the KBL Indemnitee that cannot be waived, the Indemnifying Parties shall be liable for the reasonable fees and expenses of counsel to the KBL Indemnitee in each jurisdiction for which the KBL Indemnitee determines counsel is required up to the Cap. If the Stockholder Representative elects not to compromise or defend such Third Party Claim, fails to promptly notify the KBL Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the KBL Indemnitee may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholder Representative and KBL shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Stockholder Representative shall not enter into settlement of any Third Party Claim without the prior written consent of the KBL Indemnitee, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the KBL Indemnitee and provides, in customary form, for the unconditional release of each KBL Indemnitee from all liabilities and obligations in connection with such Third Party Claim and the Stockholder Representative desires to accept and agree to such offer, the Stockholder Representative shall give written notice to that effect to the KBL Indemnitee. If the KBL Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the KBL Indemnitee may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Parties as to such Third Party Claim shall not exceed the amount of such settlement offer. If the KBL Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Stockholder Representative may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the KBL Indemnitee has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Proceeding by a KBL Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the KBL Indemnitee giving the Stockholder Representative reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the KBL Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Parties of their indemnification obligations, except and only to the extent that the Indemnifying Parties forfeit rights or defenses by reason of such failure. Such notice by the KBL Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the KBL Indemnitee. The Stockholder Representative shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The KBL Indemnitee shall reasonably allow the Stockholder Representative and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the KBL Indemnitee shall reasonably assist the Stockholder Representative’s investigation by giving such information and assistance (including reasonable access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Stockholder Representative or any of its Representatives may reasonably request. If the Stockholder Representative does not so respond within such thirty (30) day period, the Stockholder Representative shall be deemed to have accepted such claim and shall be liable for all Losses associated with such Direct Claim.

Section 8.6 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article 8 are independent of, and in addition to, such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant, agreement or obligation hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE 9
MISCELLANEOUS

Section 9.1 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall not be assigned by any Party (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of KBL and the Stockholder Representative. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.1 shall be void.

Section 9.2 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of KBL and the Stockholder Representative. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.2 shall be void, ab initio.

Section 9.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

(a) If to KBL or Merger Sub, to:

c/o KBL Merger Corp. IV
150 West 56th Street, Suite 5901
New York, NY 10019
Attn:      Marlene Krauss, M.D.
Email:     mkrauss@kblvc.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10016
Attention:     Kenneth R. Koch
                       Daniel A. Bagliebter
E-mail:           krkoch@mintz.com
                      dabagliebter@mintz.com

(b) If to the Company or the Company Subsidiaries prior to the Closing or the Stockholder Representative prior to or after the Closing, to:

CannBioRx Life Sciences Corp.
119 Lothrop Street

London W10 4JA

Attention: Lawrence Pemble

Email: Lawrence@cannbiorex.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, NY 10173-1922
Attention:      Robert H. Cohen
                        Meir Lewittes
E-mail:            rcohen@mwe.com
                       mlewittes@mwe.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.5 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) financial terms shall have the meanings given to such terms under GAAP unless otherwise specified herein; (vi) references to “$” or “dollar” or “US$” shall be references to United States dollars; (vii) the word “or” is disjunctive but not necessarily exclusive; (viii) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) the word “day” means calendar day unless Business Day is expressly specified; (x) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (xi) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; and (xii) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.6 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The information and disclosures contained in the Schedules may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations, warranties or covenants contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.6 and Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Contemplated Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.9 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.10 Knowledge of Company; knowledge of KBL. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the knowledge of the individuals set forth on Section 9.10(a) of the Company Disclosure Schedules, after taking into account the reasonable inquiry of any employee who primarily and directly reports to such individual (and shall in no event encompass constructive, imputed or similar concept of knowledge beyond the standard described earlier in this sentence). For all purposes of this Agreement, the phrase “to KBL’s knowledge” and “to the knowledge of KBL” and any derivations thereof shall mean as of the applicable date, the knowledge of the individuals set forth on Section 9.10(b) of the KBL Disclosure Schedules, after taking into account the reasonable inquiry of any employee who primarily and directly reports to such individual (and shall in no event encompass constructive, imputed or similar concept of knowledge beyond the standard described earlier in this sentence). None of the individuals set forth on Section 9.10(a) of the Company Disclosure Schedules or Section 9.10(b) of the KBL Disclosure Schedules shall have any personal liability or obligations regarding such knowledge.

Section 9.11 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each of the Company, the Company Subsidiaries, the Stockholder Representative and KBL acknowledges and agrees that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee or other Representative of any past, present or future equity holder of KBL, any Company Stockholder, any Subsidiary of the Company or of any Affiliate or successor or assignee thereof (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of KBL, a Company Stockholder or any Subsidiary of the Company under this Agreement or Person party to any Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

Section 9.12 Extension; Waiver. The Stockholder Representative (on behalf of itself, the Company Stockholders and the Company Subsidiaries) may (a) extend the time for the performance of any of the obligations or other acts of KBL or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of KBL or Merger Sub contained herein or in any Ancillary Document, or (c) waive compliance by KBL or Merger Sub with any of the agreements or conditions contained herein. KBL may (i) extend the time for the performance of any of the obligations or other acts of the Company or the Company Subsidiaries contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or the Company Subsidiaries contained herein or in any Ancillary Document, or (iii) waive compliance by the Company or the Company Subsidiaries with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.13 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.14 Jurisdiction and Venue. Each Party (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 9.14 or in such other manner as may be permitted by applicable Law, that such process may be served in the manner of giving notices in Section 9.3 and that nothing in this Section 9.14 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom located within the State of Delaware in the event any dispute or controversy arises out of this Agreement or any Ancillary Document or the Contemplated Transactions, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or any Ancillary Document or the Contemplated Transactions and shall be brought, tried and determined only in the Court of Chancery of the State of Delaware and any state appellate court therefrom located within the State of New York, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it will not bring any action relating to this Agreement or any Ancillary Document or the Contemplated Transactions in any court other than the aforesaid courts. Each Party agrees that a final Order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

Section 9.15 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.16 Rescission. No breach of any representation, warranty, covenant or agreement contained herein or in any Ancillary Document shall give rise to any right on the part of KBL or the Stockholder Representative (on behalf of the Company Stockholders and the Company Subsidiaries), after Closing, to rescind this Agreement or any of the Contemplated Transactions.

Section 9.17 Stockholder Representative.

(a) Lawrence Pemble is hereby appointed, authorized and empowered to act as a representative for the benefit of Company Stockholders and the Company Subsidiaries, as the exclusive agent and attorney-in-fact to act on behalf of each Company Stockholder and Company Subsidiary, in connection with and to facilitate the consummation of the Contemplated Transactions, including pursuant to any Ancillary Documents, which shall include the power and authority:

(i) to execute and deliver any Ancillary Documents (with such modifications or changes therein as to which the Stockholder Representative, in its sole and absolute, discretion, shall have consented) and to agree to such amendments or modifications thereto as the Stockholder Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and any Ancillary Documents and the consummation of the Contemplated Transactions as the Stockholder Representative, in its sole discretion, may deem necessary or desirable;

(iii) as the Stockholder Representative, to enforce and protect the rights and interests of any Company Stockholder (including the Stockholder Representative, in his capacity as a Company Stockholder) or Company Subsidiary and to enforce and protect the rights and interests of the Stockholder Representative arising out of or under or in any manner relating to this Agreement, any Ancillary Document or the transactions provided for herein or therein, and to take any and all actions which the Stockholder Representative believes are necessary or appropriate under this Agreement and/or any Ancillary Document for and on behalf of Company Stockholders and the Company Subsidiaries, including asserting or pursuing any Proceeding or investigation against KBL or any of its Affiliates, defending any Proceedings or investigations by the KBL Indemnitees, consenting to, compromising or settling any such Proceedings or investigations, conducting negotiations with KBL and its representatives regarding such Proceeding or investigations, and, in connection therewith, to: (A) assert or institute any Proceeding or investigation; (B) investigate, defend, contest or litigate any Proceeding or investigation initiated by KBL or any other Person, or by any Governmental Entity against the Stockholder Representative and/or any Company Stockholder or Company Subsidiary and receive process on behalf of any or all Company Stockholders and Company Subsidiaries in any such Proceeding or investigation and compromise or settle on such terms as the Stockholder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Stockholder Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding or investigation, it being understood that the Stockholder Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iv) to refrain from enforcing any right of any Company Stockholder or Company Subsidiary and/or the Stockholder Representative arising out of or under or in any manner relating to this Agreement or any Ancillary Document; provided, however, that no such failure to act on the part of the Stockholder Representative, except as otherwise provided in this Agreement or in any Ancillary Document, shall be deemed a waiver of any such right or interest by the Stockholder Representative or by such Company Stockholder or Company Subsidiary unless such waiver is in writing signed by the waiving party or by the Stockholder Representative; and

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all Ancillary Documents.

(b) KBL shall have the right to rely upon all actions taken or omitted to be taken by the Stockholder Representative pursuant to this Agreement and/or any Ancillary Document, all of which actions or omissions shall be legally binding upon the Company Stockholders and the Company Subsidiaries, and no Company Stockholder or Company Subsidiary shall have the right to object, dissent, protest or otherwise contest the same.

(c) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Stockholder or Company Subsidiary, and (ii) shall survive the consummation of transactions contemplated by this Agreement. Notwithstanding the foregoing, the Stockholder Representative may resign as the Stockholder Representative at any time by providing written notice to KBL, which resignation shall become effective upon appointment of a successor Stockholder Representative by Lawrence Pemble. All power, authority, rights, privileges and obligations conferred in this Agreement to a Stockholder Representative shall apply to any successor Stockholder Representative.

Section 9.18   Trust Account Waiver. Reference is made to the final prospectus of KBL, filed with the SEC (File No. 333-217475) on June 2, 2017 and dated as of June 1, 2017 (the “Prospectus”). The Company and each Company Subsidiary understands that KBL has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of KBL’s public stockholders (including overallotment shares acquired by KBL’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, KBL may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their KBL shares in connection with the consummation of KBL’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if KBL fails to consummate a Business Combination prior to September 9, 2019 (or such date as may be extended), (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay for any franchise and income taxes, or (d) to KBL after or concurrently with the consummation of a Business Combination. For and in consideration of KBL entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Company Subsidiaries and the Stockholder Representative hereby agree on behalf of itself and its Affiliates (including the Company Stockholders) that, notwithstanding anything to the contrary in this Agreement, neither the Company, the Company Subsidiaries, the Company Stockholders, nor any of their Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between KBL or its Representatives, on the one hand, and the Company, the Company Subsidiaries or their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Stockholder Representative on behalf of itself, the Company Stockholders, the Company Subsidiaries and their respective Affiliates hereby irrevocably waives any Released Claims that the Stockholder Representative, the Company Stockholders, the Company Subsidiaries and their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with KBL or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with KBL or its Affiliates). The Stockholder Representative on behalf of itself, the Company Stockholders, the Company Subsidiaries and their respective Affiliates agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by KBL and its Affiliates to induce KBL to enter in this Agreement, and such Company Stockholder and Company Subsidiary further intends and understands such waiver to be valid, binding and enforceable against such Company Stockholder and Company Subsidiary, as the case may be, and each of its Affiliates under applicable Law. To the extent the Stockholder Representative, any Company Stockholder, any Company Subsidiary or any of their respective Affiliates commences any Proceeding based upon, in connection with, relating to or arising out of any matter relating to KBL or its Representatives, which Proceeding seeks, in whole or in part, monetary relief against KBL or its Representatives, the Stockholder Representative (on behalf of the Company Stockholders and the Company Subsidiaries) hereby acknowledges and agrees that the Company Stockholders, the Company Subsidiaries and their respective Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Stockholder Representative or any Company Stockholder or Company Subsidiary (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

KBL MERGER CORP. IV.

By:	/s/ Marlene Krauss
Name:	Marlene Krauss
Title:	Chief Executive Officer

KBL MERGER SUB, INC.

By:	/s/ Marlene Krauss
Name:	Marlene Krauss
Title:	President

CANNBIORX LIFE SCIENCES CORP.

By:	/s/ Professor Sir Marc Feldmann
Name:	Professor Sir Marc Feldmann
Title:	Chairman

KATEXCO PHARMACEUTICALS CORP.

By:	/s/ Lawrence Pemble
Name:	Lawrence Pemble
Title:	Director and COO

CANNBIOREX PHARMACEUTICALS CORP.

By:	/s/ Professor Sir Marc Feldmann
Name:	Professor Sir Marc Feldmann
Title:	Chairman

180 THERAPEUTICS L.P.

By:	/s/ Lawrence Pemble
Name:	Lawrence Pemble

LAWRENCE PEMBLE, as Stockholder Representative

By:	/s/ Lawrence Pemble
Lawrence Pemble

[Signature Page to Business Combination Agreement]

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